Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DTS AMERICA, INC.,
THE PRINCIPAL STOCKHOLDERS,
THE STOCKHOLDERS’ REPRESENTATIVE,
TRANSCEND SERVICES, INC.
AND
DTS ACQUISITION CORPORATION
April 29, 2011

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4.24 Customers and Suppliers	45
4.25 Warranties to Customers	45
4.26 Internal Controls	46
4.27 Accounts Receivable	46
4.28 Full Disclosure	46

Article V REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS	47

5.1 Organization and Power	47
5.2 Authorization	47
5.3 Absence of Conflicts	47
5.4 Title	48
5.5 Litigation	48

Article VI REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB	48
6.1 Organization and Power	48
6.2 Authorization of Transaction	48
6.3 Absence of Conflicts	49
6.4 Litigation	49
6.5 Brokers’ Fees	49

Article VII TAX MATTER COVENANTS	49
7.1 Certain Tax Matters	50

Article VIII EMPLOYMENT MATTER COVENANTS	53
8.1 New Employment Arrangements	53
8.2 COBRA Coverage	54

Article IX SURVIVAL, INDEMNIFICATION AND RELATED MATTERS	54
9.1 Survival	54
9.2 Indemnification	55
9.3 Holdback; Satisfaction of Losses	59

Article X ADDITIONAL AGREEMENTS	62
10.1 Press Releases and Announcements	62
10.2 Further Assurances	62
10.3 Expenses	62
10.4 Stockholders’ Representative	62
10.5 Privacy; Data Protection	63
10.6 Confidential Information and Trade Secrets	63

Article XI MISCELLANEOUS	63
11.1 Amendment	63
11.2 Waiver	63
11.3 Notices	64
11.4 Binding Agreement; Assignment	64
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11.5 Severability.	64
11.6 No Strict Construction	64
11.7 Captions	65
11.8 Entire Agreement	65
11.9 Counterparts	65
11.10 Governing Law; Venue	65
11.11 Waiver of Jury Trial	65
11.12 Parties of Interest	65
11.13 Exhibits and Schedules	66
11.14 Certain Interpretive Matters and Definitions	66

EXHIBIT AND SCHEDULE LIST1

Schedule I             Allocable Portion
Additional Schedules         Delivered by Company at Closing
Exhibit A             Payment Agent Agreement
Exhibit B            Letter of Transmittal

1Exhibits not filed herewith pursuant to 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.
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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 29, 2011, by and among DTS America, Inc., a Delaware corporation (the “Company”); the stockholders of the Company listed on the signatures pages hereto (the “Principal Stockholders”); Andrew Miller, Jr., as the Stockholders’ Representative; Transcend Services, Inc., a Delaware corporation (the “Buyer”); and DTS Acquisition Corporation, a Delaware corporation (the “Merger Sub”). The Company, the Principal Stockholders, the Stockholders’ Representative, the Buyer and the Merger Sub are each referred to herein as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

A. The Buyer, the Merger Sub and the Company wish to effect a business combination through a merger of the Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B. The respective Boards of Directors of each of the Buyer, the Merger Sub and the Company have (i) unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of their corporation and their corporation’s stockholders.

C. The requisite Stockholders of the Company have duly approved and adopted this Agreement, the Merger and the Transaction in accordance with the DGCL.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
“Accountant Statement” has the meaning set forth in Section 2.11(d)

“Affidavit” has the meaning set forth in Section 2.10(c).

“Affiliate” means and includes, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such specified Person, whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocable Portion” means, with respect to any Holder, the percentage set forth opposite such Holder’s name on Schedule 1 in the column titled “Allocable Portion;” except each Principal Stockholder shall be jointly and severally liable for all amounts payable by the other Principal Stockholders under this Agreement.

“Ancillary Agreements” means the other agreements attached (or forms of which are attached) as exhibits to this Agreement, and any document, certificate or instrument delivered pursuant hereto or thereto.

“Basket Amount” has the meaning set forth in Section 9.2(e)(ii).

“Brokerage Fee” means $277,000.00, representing the aggregate amount of all fees owed by the Company and each of its shareholders, officers, representatives and Affiliates to Suender M&A Advisors, LLC in connection with the Transaction.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Atlanta, Georgia or New York, New York are closed.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a)(ii).

“Cap Amount” means an amount equal to $5,700,000. For the avoidance of doubt, the Cap Amount shall be reduced on a dollar for dollar basis by the amount of any set-off against the Holdback Amount pursuant to the terms hereof (but not for any Designated Representations).

“Cash” means cash on hand in banks and cash equivalents.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 28, 2000, as amended on January 11, 2001, November 13, 2001, September 24, 2002, November 17, 2005, March 31, 2008, June 1, 2009, November 23, 2009, and September 30, 2010.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder.

“COBRA Coverage” means continuation coverage required under COBRA, Section 4980B of the Code, and Part 6 of Title I of ERISA or any similar state law.

“COBRA Covered Employees” has the meaning given that term in Section 8.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“Common Stock” means the shares of the Company’s Common Stock, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph hereof. For the avoidance of doubt, the term “Company” shall not mean any of the Company’s former Subsidiaries.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Intellectual Property” means any and all Technology (and any and all Intellectual Property Rights associated therewith, including Company Registered Intellectual Property Rights), that is or are owned (in whole or in part) by, purported to be owned by, exclusively licensed to or otherwise exclusively controlled by, or purported to be exclusively licensed to or otherwise exclusively controlled by, the Company.

“Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for the Company.

“Company Software” has the meaning set forth in Section 4.12(s) of this Agreement.

“Company Stock” means the Common Stock and Preferred Stock.

“Confidential Information” means any information with respect to the Company’s business that is treated as confidential by the Company and is not available to the public from other sources, including, to the extent the foregoing criteria are met, methods of operation, pending acquisitions of any company, division or other business unit, prices, fees, costs, plans, designs, technology, inventions, Trade Secrets, know-how, information concerning or embodied in software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information.

“Confidentiality Agreement” means that certain confidentiality agreement between the Buyer and the Company, dated May 11, 2010.

“Contingent Merger Consideration” has the meaning set forth in Section 2.5(b).

“Continuing Employee” has the meaning set forth in Section 8.1(a).

“Contract” means any contract, lease, license agreement, indenture, agreement, commitment or other legally binding agreement between two or more parties, whether written or oral.

“Convertible Notes” means those promissory notes convertible into Company Stock set forth on Schedule 4.3.

“Convertible Note Consideration” means with respect to a Convertible Note, an amount equal to the portion of the Merger Consideration as set forth on Schedule 2.5 hereof under the heading “Convertible Note Consideration” allocated to the applicable Convertible Noteholder.

“Convertible Noteholder” means a holder of a Convertible Note.

“Copyrights” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Customers"has the meaning set forth in Section 4.24(a).

“Designated Representations” has the meaning set forth in Section 9.1.

“DGCL” has the meaning set forth in the Statement of Purpose.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to Section 9.2(c)(i).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domain Names” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time Merger Consideration” has the meaning set forth in Section 2.5(a).

“Environmental Requirements” means all Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, Release, threatened Release, control, or cleanup of any Pollutants, as such of the foregoing are in effect, prior to or on the Closing Date.

“EOU” has the meaning set forth in Section 4.10(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executives” means each of Andrew Miller, Jr; Michael Leisey; and Jeff E. McNeese.

“Existing Debt Payoff Amount” means the amount necessary to fully discharge the Indebtedness of the Company, other than Permitted Indebtedness, outstanding as of the Effective Time, including any fees and expenses due in connection with such discharge.

“Financial Statements” has the meaning set forth in Section 4.6.

“Financial Statement Delivery Amount” has the meaning set forth in Section 2.5(b)(i).

“Financial Statement Delivery Date” has the meaning set forth in Section 2.5(b)(i).

“Financial Statement Delivery Fund” has the meaning set forth in Section 2.10(b).

“Foreign Subsidiary Cash” means Cash that was held by any foreign Subsidiary of the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, court, tribunal, commission or other instrumentality or authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any official of any of the foregoing when acting in his or her official capacity and within his or her authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, as amended, and the rules and regulations thereunder.

“Holdback Amount” has the meaning set forth in Section 2.5(b)(ii).

“Holder” means a holder of Company Stock, Warrant or Options.

“Indebtedness” means, with respect to the Company, without duplication, (i) Company payables owed to vendors, suppliers or other Persons, which such payables have been outstanding for the longer of (x) 30 days or (y) such time as the Company and such Person have previously agreed to in the Ordinary Course of Business of the Company, (ii) any indebtedness for borrowed money, whether short term or long term, or for the deferred purchase price of property or services, (iii) any capitalized leases or indebtedness arising under conditional sales Contracts and other similar title retention instruments, (iv) all Liabilities in respect of outstanding letters of credit, acceptances and similar obligations, (v) all interest, fees, prepayment premiums, penalties, breakage costs and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (v), and (vi) all indebtedness referred to in the foregoing clauses (i) through (v) of any Person other than the Company that is directly or indirectly guaranteed by the Company.

“Indemnified Party” has the meaning set forth in Section 9.2(c)(i).

“Indemnifying Party” has the meaning set forth in Section 9.2(c)(i).

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof(“Patents”); (ii) all trade secrets, including trade secrets embodied in research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions and confidential or proprietary information throughout the world and any information that constitutes a trade secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor (“Mask Works”); (v) all proprietary rights in industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefor (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (viii) moral rights and publicity rights, in jurisdictions where they subsist; and (ix) with respect to each of the foregoing categories, any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world shall be deemed included in that category.

“IRS” means the Internal Revenue Services.

“Knowledge” means with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, following reasonable inquiry. As applied to the Company in this Agreement, “Knowledge” means that any of the Executives is actually aware of a particular fact or other matter, following reasonable inquiry, provided, however, that, "reasonable inquiry," as used in this definition, shall mean the inquiry that has been conducted in the past by the Executives solely in the ordinary course of each Executive’s daily responsibilities for the Company. As applied to the Buyer or the Merger Sub in this Agreement, “Knowledge” means that Lance Cornell is actually aware of a particular fact or other matter, following reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Leased Premises” means all leasehold or subleasehold estates held by the Company.

“Leases” means all leases, subleases, or other Contracts pursuant to which the Company holds any Leased Premises.

“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational, judicial Orders and determinations or other administrative Orders and determinations, constitution, law, ordinance, regulation or similar provision having the force or effect of law, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit B.

“Liability” or “Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licenses” has the meaning set forth in Section 4.14.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a)(i).

“Mask Works” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Material Adverse Change” means, any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Company, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby provided, however, that the following shall in no event, individually or in the aggregate, be deemed to be a Material Adverse Change hereunder: (i) any effect or change (including any change in the Laws, or other binding directives issued by any Governmental Authority) which affects generally the United States economy or the Company’s industry (or any part thereof) as a whole; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in GAAP; (v) the taking of any action contemplated by this Agreement and the other Agreements contemplated hereby; (vi) any event or occurrence that is specifically disclosed in the Schedules attached hereto; (vii) any adverse change or effect directly or primarily arising out of the execution and delivery of this Agreement, the transactions contemplated hereby or the public announcement thereof, or (viii) acts or omissions of the

Company carried out (or omitted to be carried out) with the written consent of the Buyer or at the written request or direction of the Buyer.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Measurement Date” means June 30, 2012.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5.

“Merger Sub” has the meaning set forth in the introductory paragraph hereof.

“Minimum Cash Amount” means an amount in Cash equal to $100,000.00.

“Noncompetition Agreement” has the meaning set forth in Section 3.1(f)(viii).

“OFAC” has the meaning set forth in Section 4.20(b).

“Option” means those options to purchase Common Stock set forth on Schedule 4.3.

“Option Consideration” means with respect to an Option, an amount equal to the portion of the Merger Consideration as set forth on Schedule 2.5 hereof under the heading “Option Consideration” allocated to the Optionholder.

“Optionholder” means a holder of an Option.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereof.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights herein.

“Payment Agent” has the meaning set forth in Section 2.10(a).

“Payment Agent Agreement” means the Payment Agent Agreement dated as of the Closing Date by and among the Buyer, the Company, the Stockholders’ Representative and the Payment Agent in substantially the form of Exhibit A attached hereto.

“Payment Fund” has the meaning set forth in Section 2.10(a).

“Payment Fund Amount” means an amount equal to the Effective Time Merger Consideration minus (ii) the Existing Debt Payoff Amount, minus (iii) the Stockholders’ Transaction Expenses.

“Pending Claim Financial Statement Amount” has the meaning set forth in Section 9.3(a).

“Pending Claim Financial Statement Excess” has the meaning set forth in Section 9.3(a).

“Pending Claim Holdback Amount” has the meaning set forth in Section 9.3(b).

“Pending Claim Holdback Excess” has the meaning set forth in Section 9.3(b).
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“Pension Plan” has the meaning set forth in Section 4.15(h).

“Permitted Indebtedness” means an account payable of an amount up to $75,000 to a former Subsidiary of the Company.

“Permitted Liens” means (i) Liens for Taxes not due and payable as of the Closing Date and (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar statutory Liens or other Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

"Personally Identifiable Information” means the name of a customer or patient when that name is held in combination with a category of information, such as a social security number, financial account number, that is protected from disclosure under the federal or state data privacy or security laws, including but not limited to Protected Health Information as defined by HIPAA.

“Plan” has the meaning set forth in Section 4.15(f).

“Pollutant” includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), toxic chemical, dioxins, dibenzofurans, contaminant, heavy metals (to the extent they do not occur naturally), radon gas, mold, mold spores and mycotoxins and radiation; and including any other substance, waste or material that is reasonably determined to present a threat, hazard or risk to human health or the environment or is regulated by, or for which standards of conduct are imposed under, any Environmental Requirement.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1(a).

“Preferred Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Preferred Stock.

“Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“Principal Stockholders” has the meaning set forth in the introductory paragraph hereof.

“Prior Year Financial Statements” has the meaning set forth in Section 4.6.

“Pro Rata Percentage” means with respect to each Holder, a percentage equal to the pro rata share of the Merger Consideration payable to the Holder as set forth on Schedule 2.5 attached hereto.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“PTO” has the meaning set forth in Section 4.12(a).

“Public Software” has the meaning set forth in Section 4.12(s).

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Registered Intellectual Property Right(s)” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, pending applications to register Trademarks, including pending intent to use applications, or other registrations or applications related to Trademarks filed with any Governmental Authority; (iii) Copyright registrations and pending applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by a Governmental Authority to evidence or confirm ownership of Intellectual Property Rights therein.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).

“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, stockholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” shall mean the five (5) year period following the Closing Date; provided, however, that, as applied to Trade Secrets, the Restricted Period shall continue for so long as such information remains a trade secret under applicable law.

“Reviewed Financial Statements” has the meaning set forth in Section 2.5(b)(i).

“Safety Requirements” means all Legal Requirements concerning public health and safety, product safety, product liability, worker health and safety, including the Occupational Safety and Health Act, as enacted or in effect, on or prior to the Closing Date.

“Soliciting Materials” has the meaning set forth in Section 3.1(e)(ii).

“Stock Option Plan” means the DTS America, Inc. 2009 Non-Qualified Stock Option Plan.

“Stock Transfer Agreement” has the meaning set forth in Section 3.1(f)(x).

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 9.2(b).

“Stockholders’ Representative” has the meaning set forth in Section 10.4.

“Stockholders’ Representative Parties” has the meaning set forth in Section 10.4.

“Stockholders’ Transaction Expenses” means, to the extent payable by the Company as of the Effective Time (and not paid by the Company or the Holders before the Closing), all costs and expenses incurred by or on behalf of the Company and the Holders in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements, including the Brokerage Fee and all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company and the Holders (but excluding, for the avoidance of doubt, any income Taxes imposed on the Holders as a result of the Transaction).

“Straddle Period” has the meaning set forth in Section 7.1(c).

“Subsidiary” or “Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property owned or leased by the Company.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration,

value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being or having been a member of an Affiliated Group, or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” means any audit, claim, dispute or controversy relating to Taxes, including any Proceeding, assessment or adjustment.

“Tax Effective Time” has the meaning set forth in Section 7.1(c).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related, supporting, supplemental, or amending schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technology” means any or all of the following which are used by the Company in its business and in which Intellectual Property Rights subsist as of the date hereof: (i) products of the Company or its former Subsidiaries; (ii) any works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (iii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques; (iv) proprietary and confidential information, including trade secrets and the following types of information, if confidential: information regarding plans for research, technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, and know how, databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, Trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Third Party Proceeding” has the meaning set forth in Section 9.2(c)(i).

“Trademarks” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Trade Secrets” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulation” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

“US” has the meaning set forth in Section 4.20(a).

“Warrant” means that certain Stock Purchase Warrant, No. 2009115-20151114-001, issued by Company to Warrantholder.

“Warrantholder” means Phillip J. Ollapally.

“Warrant Consideration” means with respect to the Warrant, an amount equal to the portion of the Merger Consideration as set forth on Schedule 2.5 hereof under the heading “Warrant Consideration” allocated to the Warrantholder.

ARTICLE II
THE MERGER

2.1     The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Merger Sub shall, pursuant to the provisions of the DGCL, be merged with and into the Company (the “Merger”), and the separate corporate existence of the Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and wholly-owned subsidiary of Buyer, and shall continue to exist as the surviving corporation pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

2.2     Certificate of Merger. On the Closing Date and subject to the terms and conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective as of 11:59 p.m. on April 30th (the “Effective Time”), subject to the acceptance of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date, and the Certificate of Merger not being amended, repealed or otherwise modified by any subsequent filing of the Company, other than a filing approved in writing by the Buyer.

2.3     Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation. The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

2.4     Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be those persons who were the directors of the Merger Sub immediately prior to the Effective Time, and (ii) the officers of the Surviving Corporation shall be those persons who were the officers of the Merger Sub immediately prior to the Effective Time.

2.5     Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) due with respect to the securities of the Company shall consist of the Effective Time Merger Consideration and the Contingent Merger Consideration.

(a) Effective Time Merger Consideration. That portion of the Merger Consideration payable to, or on behalf of, the Holders in connection with the Effective Time shall be $8,900,000.00 (the “Effective Time Merger Consideration”);

(b) Contingent Merger Consideration. In addition to the Effective Time Merger Consideration, the Holders shall be entitled to receive, upon the applicable conditions being met and pursuant to the terms of this Agreement, additional merger consideration based upon the following (the “Contingent Merger Consideration”):

(i) An amount equal to (A) $200,000.00 minus (B) the amount, if any, set-off against such amount used to satisfy any Buyer Indemnitees’ Losses pursuant to Section Section 9.3 hereof (the “Financial Statement Delivery Amount”), to be paid to the Payment Agent within fifteen (15) Business Days after the six (6) month anniversary of delivery by the Stockholders’ Representative to the Buyer (the “Financial Statement Delivery Date”) of (x) reviewed financial statements of the Company (including reviewed balance sheet and statements of operations, cash flow and stockholders’ equity) for the fiscal year ended December 31, 2010 and the current year period ending as of the Closing Date and (y) the stub period tax return of the Company for the period ending as of the Closing Date ((x) and (y) herein referred to together as the “Reviewed Financial Statements”).

(ii) An amount equal to (A) $400,000.00 minus (B) the amount, if any, set-off against such amount for any Buyer Indemnitees’ Losses (the “Holdback Amount”), to be paid to the Stockholders’ Representative pursuant to Section 2.9(b)(ii) and Section 9.3 hereof.

The Merger Consideration shall be allocated and paid in accordance with Schedule 2.5 attached hereto, which such Schedule 2.5 the Company and the Principal Stockholders hereby acknowledge and agree is true and correct and otherwise in accordance with the Certificate of Incorporation.

2.6     Effect on Securities of the Company and Merger Sub. Subject to Section 2.7, by virtue of the Merger and without any action on the part of any Holder or Party:

(a)     Effect on Preferred Stock. As of the Effective Time, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be cancelled and converted into the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.5 hereof, if any, without interest.

(b)     Effect on Common Stock. As of the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be cancelled and converted into the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.5 hereof, if any, without interest.

(c)     Effect on Treasury Stock. As of the Effective Time, shares of Company Stock in the Company’s treasury shall be cancelled and retired and shall cease to exist, and no payment shall be made in respect thereof.

(d)     Effect on Stockholders Rights; Transfer. As of the Effective Time, the holders of Company Stock shall cease to have any rights with respect to such Company Stock, except the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.5 hereof. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Affidavits, as the case may be, are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with, the provisionsof Section 2.10.

(e)     Effect on Options. Immediately prior to the Effective Time, in connection with the Merger, the Company shall cause all restrictions on each Option to lapse. As of the Effective Time, each Option then outstanding will be cancelled in exchange for a right to receive a cash payment equal to the portion of the Option Consideration, if any, applicable to such Option (subject to any adjustments specified herein and any applicable withholding Tax as specified in Section 2.10(e)(iii), and without interest). Thereafter, all such Options shall no longer represent the right to purchase Common Stock or any other equity security of the Company, the Buyer, the Merger Sub or any other Person or the right to receive any other consideration. The Company shall take all necessary steps as may be required to effect this provision.

(f)     Effect on Warrant. As of the Effective Time, the Warrant will be cancelled in exchange for a right to receive a cash payment in the amount of the Warrant Consideration, if any (subject to any adjustments specified herein and without interest). Thereafter, the Warrant shall no longer represent the right to purchase Common Stock or any other equity security of the Company, the Buyer, the Merger Sub or any other Person or the right to receive any other consideration.

(g)     Effect on Convertible Notes. As of the Effective Time, each Convertible Note outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the applicable portion of the Merger Consideration in accordance with

Schedule 2.5 hereof, without interest. Thereafter, each Convertible Note shall no longer represent the right to purchase or convert the Convertible Note into Common Stock or any other equity security of the Company, the Buyer, the Merger Sub or any other Person or the right to receive any other consideration.

(h)     Effect on Securities of Merger Sub. As of the Effective Time, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Merger Sub, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(i)     Waivers. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain any necessary waivers, consents or releases, in form and substance reasonably satisfactory to the Buyer, from the holders of Options required to give effect to the transactions contemplated by this Section 2.6.

2.7     Dissenting Shares. Notwithstanding Section 2.5 and Section 2.10 hereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under the DGCL (such shares of capital stock, collectively, the “Dissenting Shares”) shall not, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the Merger, but in lieu thereof, shall be converted into the right to receive payment of the consideration as may be due to the holders of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, that each Dissenting Share held by a stockholder who either (i) shall thereafter withdraw his, her or its demand for payment of fair value with the consent of the Buyer or (ii) shall fail to perfect his, her or its right to such payment as provided in the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form such holder otherwise would have been entitled to receive as a result of the Merger. If, after the Effective Time, any stockholder of Company Stock properly exercises their appraisal rights under the DGCL with respect to any Company Stock such shares of Company Stock shall not be entitled to receive the Merger Consideration pursuant to the Merger but in lieu thereof, shall be converted into the right to receive payment of the consideration as may be due to the holders of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, that each Dissenting Share held by a stockholder who either (i) shall thereafter withdraw his, her or its demand for payment of fair value with the consent of the Buyer or (ii) shall fail to perfect his, her or its right to such payment as provided in the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form such holder otherwise would have been entitled to receive as a result of the Merger.

2.8     The Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC in Atlanta, Georgia, at 10:00 a.m. local time on April 29, 2011, or at such other place or on such other date as is mutually acceptable to the Parties. The date of the Closing is referred to herein as the “Closing Date.

2.9     Payment of Merger Consideration.

(a)     Closing; Payment of Effective Time Merger Consideration. Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur:

(i)     at the Closing, each of the Principal Stockholders shall deliver to the Buyer fully-completed and executed Letters of Transmittal, together with all attachments thereto, and Certificates or Affidavits representing the Company Stock, Warrant, Convertible Notes and Options owned by such Principal Stockholders;

(ii)     at the Closing, the Buyer, Merger Sub, the Stockholders and the Company, as applicable, shall deliver the certificates and other agreements, documents and instruments required to be delivered by or on behalf of such Party pursuant to Article III below;

(iii)     on the first Business Day after the Effective Time, the Buyer shall deliver the Payment Fund Amount to the Payment Agent in accordance with Section 2.10(a); and

(iv)     on the first Business Day after the Effective Time, the Buyer shall deliver the amount of any Existing Debt Payoff Amount and Stockholders’ Transaction Expenses that were deducted in calculating the Payment Fund Amount to the applicable Persons to whom such amounts are owed.

(b)     Post-Closing; Payment of Contingent Merger Consideration. Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur, to extent any payment is required, as of the time set forth below:

(i)     Within fifteen (15) Business Days of the date any portion of the Financial Statement Delivery Amount is payable to the Payment Agent on behalf of the Holders pursuant to Article IX, the Buyer shall deliver such amount to the Payment Agent. The Buyer shall provide the Payment Agent at least two (2) Business Days notice prior to delivering the Financial Statement Delivery Amount, if any, to the Payment Agent.

(ii)     Within fifteen (15) Business Days of the date any portion of the Holdback Amount is payable to the Stockholders’ Representative pursuant to Article IX, the Buyer shall deliver such amount to the Stockholders’ Representative.

2.10     Payments.

(a) Payment Fund. JPMorgan Chase Bank, National Association shall act as payment agent for the Buyer (the “Payment Agent”) in the Merger in accordance with the Payment Agent Agreement. On the first Business Day after the Effective Time, the Buyer shall deposit the Payment Fund Amount with the Payment Agent, for the benefit of the Holders, for payment through the Payment Agent in accordance with this Section 2.10. The Payment Agent shall hold the Payment Fund Amount in a separate account (the “Payment Fund”) in accordance with the Payment Agent Agreement. The Payment Agent shall, subject to the terms and conditions set forth herein and in the Payment Agent Agreement, make the payments provided for herein. The Payment Fund shall not be used for any other purpose.

(b)     Financial Statement Delivery Fund. Upon delivery of any portion of the Financial Statement Delivery Amount by the Buyer to the Payment Agent pursuant to Section 2.5(b)(i), the Payment Agent shall hold the Financial Statement Delivery Amount in a separate account (the “Financial Statement Delivery Fund”) in accordance with the Payment Agent Agreement. The Payment Agent shall, subject to the terms and conditions set forth herein and in the Payment Agent Agreement, make the payments provided for herein. The Financial Statement Delivery Fund shall not be used for any other purpose.

(c)     Required Holder Deliverables. As a condition to receiving payments hereunder, each Holder shall deliver to the Payment Agent: (i) such holder’s Certificate(s) or Affidavit and (ii) a fully-completed and executed Letter of Transmittal, together with the attachments thereto (including a duly completed and executed IRS Form W-9 and, when required, W-8). Until surrendered in accordance with the provisions of this Section 2.10, each Certificate, Convertible Note, Warrant or Option, as the case may be, shall represent for all purposes only the right to receive the Merger Consideration in the form provided for by this Agreement, without interest. In the event that any Certificate, Convertible Note, Warrant or Option shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing for indemnification by the registered holder of such lost, stolen or destroyed Certificate, Convertible Note, Warrant or Option, in each case, in form and substance reasonably acceptable to the Buyer (the “Affidavit”), the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate, Convertible Note, Warrant or Option the Merger Consideration in respect thereof in the manner set forth in this Section 2.10.

(d)     Payments to Holders. Upon delivery by any Holder of the deliverables described in Section 2.10(b) above to the Payment Agent:

(i)     with respect to each share of Preferred Stock represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the amount designated in Schedule 2.5 attached hereto for such Holder, if any, in the form of a wire transfer or check, without interest, in immediately available U.S. funds;

(ii)     with respect to each share of Common Stock represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the amount designated in Schedule 2.5 attached hereto for such Holder, if any, in the form of a wire transfer or check, without interest, in immediately available U.S. funds;

(iii)     with respect to each Option represented thereby, pursuant to the Payment Agent Agreement the Payment Agent shall pay to the Company the applicable Option Consideration, and such Holder shall receive from the Company such Option Consideration, if any, in the form of a wire transfer or check, without interest, in immediately available U.S. funds payable in accordance with the Company’s normal payroll practices;

(iv)     with respect to the Warrant represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the applicable Warrant Consideration, if any, in the form of a wire transfer or check, without interest, in immediately available U.S. funds; and

(v)     with respect to each Convertible Note, such Holder shall receive from the Payment Agent in exchange therefor the applicable Convertible Note Consideration, if any, in the form of a wire transfer or check, without interest, in immediately available U.S. funds.

The balance of the Merger Consideration, if and when payable in accordance with the terms of Section 2.9(b), shall be paid by the Stockholders’ Representative based on each Holder’s Pro Rata Percentage of each such payment as set forth on Schedule 2.5.

(e)     Mechanics.

(i)     If payment is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Buyer or the Payment Agent, as applicable, with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(ii)     To the extent permitted by applicable Law, none of the Buyer, the Merger Sub, the Company, the Stockholders’ Representative or the Payment Agent shall be liable to any Person in respect of any portion of the Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(iii)     Each of the Payment Agent, the Surviving Corporation and the Buyer shall be entitled to deduct and withhold from the portion of the Merger Consideration attributable to any Company Stock, any Options or amounts otherwise payable pursuant to this Agreement, such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local Tax laws. To the extent that amounts are so withheld, such withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

(iv)     Promptly following the date that is nine (9) months after the Effective Time, the Buyer shall cause the Payment Agent to deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Payment Agent’s duties shall terminate. Any Holders who have not complied with Section 2.10(c) prior to the end of such nine (9) month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their claim for right to receive the Merger Consideration.

ARTICLE III
CONDITIONS TO CLOSING

3.1     Conditions to the Obligations of the Buyer and Merger Sub. The obligation of the Buyer and the Merger Sub to consummate the Transaction is subject to the satisfaction or written waiver by the Buyer and the Merger Sub of the following conditions at or before the Closing:

(a)     Accuracy of Representations. Each of the representations and warranties set forth in Article IV and Article V hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Change, which representation or warranty as so qualified shall be true and correct in all respects)as of the date of this Agreement and as of the Closing Date as though made on and as of each such date(except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct only as of such date).

(b)     Covenants. Each of the Principal Stockholders and the Company shall have performed and complied with, in all material respects, all the covenants, agreements and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

(c)     No Litigation. No Proceeding by or before any Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction. No Legal Requirement shall have been enacted, promulgated by any Governmental Authority or otherwise in effect which temporarily or permanently restrains, enjoins, prevents or prohibits the consummation of any part of the Transaction.

(d)     No Material Adverse Change. No change shall have occurred since the date of this Agreement that, individually or in the aggregate, has resulted in a Material Adverse Change.

(e)     Required Actions. All corporate and other proceedings to be taken by the Holders and the Company in connection with the consummation of the Transaction and all certificates, opinions, instruments and other documents required to be delivered by the Principal Stockholders or the Company to effect the Transaction reasonably requested by the Buyer, will be reasonably satisfactory in form and substance to the Buyer, including:

(i)     the Company shall obtain approval of this Agreement and the Transactions (including the Merger), pursuant to a written stockholder consent, all in accordance with the DGCL and the Certificate of Incorporation and Company Bylaws, from Stockholders representing 98% of the issued and outstanding shares of capital stock of the Company (determined on an as converted to common stock basis); and

(ii)     in connection with such written stockholder consent, the Company shall have submitted to the Stockholders materials in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”), in form and substance satisfactory to Buyer, such approval not to be unreasonably withheld or delayed.

(f)     Closing Documents. On or prior to the Closing Date, the Principal Stockholders shall have delivered to the Buyer (or caused the Company to deliver to the Buyer) each of the following, each of which will be in form and substance reasonably satisfactory to the Buyer:

(i)     Good Standing Certificates. A certificate from the Secretary of State (or other applicable Governmental Authority) of the Company’s jurisdiction of organization (and proof of annual business license or similar certificate from the applicable Governmental Authority) and each state in which the Company is qualified to do business as a foreign entity;

(ii)     Secretary’s Certificate. A certificate executed by the Secretary of the Company as of the Closing Date certifying as true, correct and complete: (a) copies of the Certificate of Incorporation and Company Bylaws; and (b) copies of the resolutions of the board of directors and Stockholders of the Company evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction;

(iii)    Third Party Consents. The consents or waivers required from third parties that are listed on Schedule 3.1(f)(iv), if any;

(iv)     Governmental Consents. The authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction that are listed on Schedule 3.1(f)(v) shall have been filed, occurred or been obtained;

(v)     Payment Agent Agreement. The Company, the Stockholders’ Representative and the Payment Agent shall have entered into the Payment Agent Agreement, which shall be in full force and effect as of the Closing;

(vi)     Payoff Letters; Releases. The Company shall have received or obtained (a) payoff letters relating to all Indebtedness of the Company set forth on Schedule 3.1(f)(vii) attached hereto and identified thereon as requiring a payoff letter and (b) releases from third parties of any and all Liens relating to property of the Company set forth on Schedule 3.1(f)(vii) attached hereto, all on terms reasonably satisfactory to the Buyer, other than the Indebtedness and Liens that Schedule 3.1(f)(vii) sets forth as not being satisfied in full prior to the Closing, which such Indebtedness and Liens shall continue with the Surviving Company;

(vii)     FIRPTA Certificates. A certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying as of the Closing Date that the Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2), together, upon the request of the Buyer, with evidence reasonably satisfactory to the Buyer that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(viii)    Noncompetition Agreement. Andrew Miller, Jr., shall have delivered to the Buyer a duly executed noncompetition agreement, in form agreed to by the Parties (the “Noncompetition Agreement”);

(ix)     Opinion of Counsel. The Buyer shall have received an opinion of the Company’s legal counsel, dated as of the Closing Date, in form agreed to by the Parties;

(x)     Stock Transfer Agreement. A Stock Transfer and Winding Up Agreement (the “Stock Transfer Agreement”), effective prior to the Closing Date, by and between the Company, the Stockholders signatory thereto, Andy Miller, Jr., and a newly-formed company owned by Andy Miller Jr., pursuant to which the Company transferred all of the capital stock of DTS Information Systems Private Limited, a now former wholly-owned subsidiary of the Company, to such newly-formed company; and

(xi)     Other. Such other documents or instruments as the Buyer may reasonably request in connection with this Agreement to effect the Transaction.

3.2     Conditions to the Obligations of the Company and Principal Stockholders. The obligations of the Company and Principal Stockholders to consummate the Transaction are subject to the satisfaction or written waiver by the Company or the Principal Stockholders, as applicable, of the following conditions at or before the Closing:

(a)     Accuracy of Representations. Each of the representations and warranties set forth in Article VI hereof shall be true and correct (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Change, which representation or warranty as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct only as of such date).

(b)     Covenants. The Buyer and the Merger Sub shall have performed and complied with, in all material respects, all the covenants, agreements and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

(c)     No Litigation. No Proceeding by or before any Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction. No Legal Requirement shall have been enacted, promulgated by any Governmental Authority or otherwise in effect which temporarily or permanently restrains, enjoins, prevents or prohibits the consummation of any part of the Transaction.

(d)     Stock Transfer Agreement. The Company shall have entered into the Stock Transfer Agreement.

(e)     Required Actions. All corporate and other proceedings to be taken by the Buyer and the Merger Sub in connection with the consummation of the Transaction and all certificates, instruments and other documents required to be delivered by the Buyer or the Merger Sub to effect the Transaction reasonably requested by the Company or the Principal Stockholders shall be reasonably satisfactory in form and substance to the Stockholders’ Representative.

(f)     Closing Documents. On or prior to the Closing Date, the Buyer and the Merger Sub shall have delivered to the Company each of the following, each of which will be in form and substance reasonably satisfactory to the Company:

(i)     Secretary’s Certificate. A certificate executed by the Secretary of the Buyer certifying as true, correct and complete as of the Closing Date: (i) copies of the certificate of incorporation and bylaws (or comparable organizational documents) of the Buyer and the Merger Sub; and (ii) copies of the resolutions of the board of directors of the Buyer and the Merger Sub evidencing the approval of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the Transaction;

(ii)    Third Party Consents. The consents or waivers of Regions Bank, N.A.;

(iii)     Governmental Consents. The authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction that are listed on Schedule 3.1(f)(v) shall have been filed, occurred or been obtained;

(iv)     Payment Agent Agreement. The Buyer and the Payment Agent shall have entered into the Payment Agent Agreement, which shall be in full force and effect as of the Closing; and

(v)     Other. Such other documents or instruments as the Company or the Stockholders’ Representative may reasonably request in connection with this Agreement to effect the Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, the Company hereby represents and warrants to the Buyer and the Merger Sub as follows.

4.1     Organization and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing in every jurisdiction in which the nature of its business or its ownership or leasing of property or assets requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change. All such jurisdictions in which the Company is so qualified are set forth on Schedule 4.1. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and presently proposed to be conducted. The Company furnished to the Buyer complete and correct copies of its Certificate of Incorporation and Company Bylaws, each as in effect as of the date thereof.

4.2     Authorization of Transaction.

(a)     The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transaction. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Company, including all action required to be taken by the Stockholders, and no other approval or other proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Company, and, assuming that this Agreement is a valid and binding obligation of the Buyer and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Company is a party will have been duly executed and delivered by the Company, and each such Ancillary Agreement will, assuming that this Agreement is a valid and binding obligation of the Buyer and the Merger Sub, constitute a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)     The Board of Directors of the Company, by unanimous written consent, has (i) determined that this Agreement and the Transaction (including the Merger) are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approved and adopted this Agreement and the Transaction (including the Merger), (iii) recommended the approval and adoption of this Agreement and the Transaction (including the Merger) by the Stockholders, and (iv) directed that this Agreement and the Transaction (including the Merger) be submitted to the Stockholders for approval.

(c)     The Stockholders listed on Schedule 4.2(c), representing holders of a number of shares Common Stock and Preferred Stock of the Company (determined on an as converted to Common Stock basis) have voted all of their shares of capital stock of the Company, or executed a written consent in favor of approving this Agreement, the Ancillary Agreement and the Transaction (including the Merger) and have waived any Dissenter’s Rights with respect to the Transaction (including the Merger).

4.3     Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are set forth on Schedule 4.3. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive right. Except as set forth on Schedule 4.3, (a) there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition or acquisition of any of the Company’s capital stock (other than this Agreement); (b) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company; (c) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company; and (d) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of shares of its capital stock.

4.4     No Investments. As of the Effective Time, the Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person or other business. The Company’s books and records do not include any assets or Liabilities directly related to any former Subsidiary of the Company.

4.5     Absence of Conflicts. Except as set forth on Schedule 4.5, neither the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party nor the consummation or performance of the Transaction in accordance with the terms of this Agreement and the Ancillary Agreements will (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in a violation of any provision of the Certificate of Incorporation or the Company Bylaws; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Company or its business, properties or assets may be subject; (c) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company; (d)contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or give rise to a purchase or comparable right under, or result in the loss of any benefit or right under, any Contract (including any Lease) to which the Company is a party or by which any of its properties or assets is bound; or (e) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Company, except in the case of subsections (b), (c), and (e), where such conflict, contravention, violation, breach or default would not reasonably be expected to result in a Material Adverse Change.

4.6     Financial Statements. Prior to the Closing, the Company has made available to the Buyer the audited financial statements of the Company (audited balance sheet and statements of operations, cash flow and stockholders’ equity) for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Prior Year Financial Statements”) and management prepared unaudited financial statements of the Company (balance sheet and statement of operations) for the fiscal years ended December 31, 2007 and December 31, 2010 and the 2011 period ending March 31, 2011 (the “Unaudited Financial Statements”, together with the Prior Year Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and fairly present the financial condition and operating results of the Company as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented, all in accordance with GAAP (except the Unaudited Financial Statements). The Company also has made available to the Buyer copies of all letters from the Company’s auditors to its board of directors or audit committee during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

4.7     Absence of Undisclosed Liabilities.Except as set forth on Schedule 4.7, the Company has no Liabilities arising out of transactions entered into prior to the Effective Time of the nature required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except: (i) Liabilities stated in the Unaudited Financial Statements, and (ii) Liabilities that have arisen after the date of the Unaudited Financial Statements in the Ordinary Course of Business of the Company.

4.8     Absence of Certain Developments. Except as set forth on Schedule 4.8 and except as expressly required by this Agreement, since September 30, 2010, (a) there has occurred no change which, individually or in the aggregate, has resulted in a Material Adverse Change; (b) the Company and its former Subsidiary have operated the business in all material respects in the Ordinary Course of Business of the Company and its former Subsidiary and (y) neither the Company nor its former Subsidiary has:

(a)     made any loans or advances to, or guarantees for the benefit of, any Person, outside the Ordinary Course of Business;

(b)     incurred any Indebtedness other than Permitted Indebtedness, or Indebtedness disclosed in the Financial Statements or incurred in the Ordinary Course of Business;

(c)     mortgaged, pledged or subjected, or allowed or suffered to become subject, to any Lien (other than Permitted Liens), any material portion of its properties or assets;

(d)     entered into, amended (including through waivers or other modifications) or terminated, any Contract (including any Lease), other than in the Ordinary Course of Business;

(e)     made or granted any bonus or any wage, salary or compensation increase (including with respect to any severance or change in control payment) in excess of $10,000 to any current or former director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f)     made any capital expenditure or commitments for capital expenditures or any investment in any other Person in excess of $10,000;

(g)     entered into any Lease or lease of capital equipment;

(h)     changed or authorized any change in the Certificate of Incorporation or the Company Bylaws;

(i)     declared, set aside or paid any dividends or made any other distributions with respect to, or purchased, redeemed or otherwise acquired or agreed to acquire, any shares of capital stock or other securities of the Company (including any warrants, options or other rights to acquire capital stock or other equity securities);

(j)     changed or authorized any change in its accounting practices or policies or method of accounting for any items in the preparation of the financial statements of the Company or its former Subsidiaries;

(k)     incurred any material physical damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of its real or personal property;

(l)     entered into any settlement, conciliation or similar Contract involving material claims, or paid, discharged, settled, waived or satisfied any material Liabilities or rights of the Company or its former Subsidiaries, other than in the Ordinary Course of Business;

(m)     any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character, in each case materially adversely affecting the business of the Company or its former Subsidiaries;

(n)     any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company or its former Subsidiaries;

(o)     entered into or approved any Contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

4.9     Title to Assets.

(a)     The Company does not own any land or other interest in real property.

(b)     Schedule 4.9(b) sets forth the address of all Leased Premises and a true and complete list of all Leases for each of the Leased Premises. The Company has made available to the Buyer a complete and correct copy of each such Lease. The Leased Premises constitute all of the real property used, occupied or held for use by the Company. With respect to each Lease:

(i)     except as set forth on Schedule 4.9(b), each Lease is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company holds a valid and existing leasehold interest under each Lease, in each case, free and clear of all Liens other than Permitted Liens;

(ii)     except as set forth on Schedule 4.9(b), neither the Company, nor to the Knowledge of the Company, any other party to such Lease, is in breach or default in any material respect under such Lease, and no event has occurred which (with or without notice or lapse of time, or both) would constitute a breach or default by the Company, or to the Knowledge of the Company, any other party thereto, or would permit termination, modification or acceleration thereunder by any party thereto, except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change; and the Company has not received written notice of the intention of any party to terminate such Lease, and to the Knowledge of the Company, there is no basis therefor; and

(iii)     there are no pending or, to the Knowledge of the Company, threatened Proceedings or other disputes relating to any Leased Premises or any other matter materially and adversely affecting the current use or occupancy of the Leased Premises by the Company, or to the Knowledge of the Company, any other party to such Lease.

c)     All of the Tangible Personal Property, whether owned or leased, are in good working order and have been maintained in accordance with standard practice of the Company (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs).

(d)     Except as set forth on Schedule 4.9(d), the Company has good and marketable title to (or in the case of assets identified as leased in the books and records of the Company, a valid leasehold interest in) the Tangible Personal Property that is shown on the Unaudited Financial Statements or acquired thereafter, free and clear of all Liens, except for Permitted Liens.

4.10     Taxes. The Company has filed all Tax Returns that it was required to file for all applicable Taxes, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, the Company has not waived any statute of limitations or is currently the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns are complete and correct in all material respects, and proper records have been maintained to substantiate the accuracy and correctness of all such Tax Returns. All Taxes payable or required to be paid and all assessments for Taxes of the Company have been paid when due. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company. Except as otherwise reflected on the Unaudited Financial Statements, any and all transactions among and between the Company and its former foreign Subsidiaries for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, were and have been priced in compliance with Section 482 of the Code and, when applicable, Article 9 of Convention Between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income as in effect on the Closing Date. Except as set forth on Schedule 4.10, with respect to Taxes of the Company or its former Subsidiaries, there are no Tax Contests or investigations by any Governmental Authority pending or ongoing, no written notice that a Tax Contest or investigation is pending or proposed has been received from any Governmental Authority, and, to the Knowledge of the Company, no Tax Contest or investigation has been threatened. No claim has ever been made by an authority in a jurisdiction where the Company or its former Subsidiaries does not file Tax Returns that the Company or its former Subsidiaries may be subject to taxation by that jurisdiction. The Company has timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, including any employee, equityholder or creditor, and the Company have properly completed and timely filed all IRS Forms W-2, 1042 and 1099 (and similar forms) required with respect thereto. Subject to the approval by the requisite Holders pursuant to Section 280G(b)(5) of the Code, if applicable, the Company has not made, and is not and will not become obligated to make, any payments that will be nondeductible under Section 280G of the Code. The Company does not have any obligation to indemnify any Person for, or, to the Knowledge of the Company, would not reasonably be expected to be liable for, any damages for breach of Contract with respect to any Taxes imposed under Section 409A or Section 4999 of the Code. Under all Contracts with customers, such customers are liable for any and all sales or use Taxes imposed by virtue of or with respect to such sales or licenses. Except as set forth on Schedule 4.10, (i) the Company is not party to or bound to any Tax allocation, sharing or similar agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes and (ii) the Company (A) does not have any Liability for Taxes arising as a result of the Company at any time being a member of an Affiliated Group, or (B) is not liable for the Taxes of any other Person (other than any member of an Affiliated Group the common parent of which is the Company) under Treasury Regulations Section 1.1502-6 or as a transferee or successor, by contract or otherwise. There are no unpaid Taxes of the Company or its former Subsidiaries relating to or arising out of any period (or partial period) ending on or prior to the Closing Date, except to the extent that such Taxes, being current Taxes not yet due and payable, are properly accrued by the Company on the Unaudited Financial Statements or have been properly accrued since the date of the Unaudited Financial Statements in the Ordinary Course of Business, and since the date of the Unaudited Financial Statements neither the Company nor its former Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. There are no Contracts between the Company and any of its former Subsidiaries or any Laws that obligate, compel, necessitate or otherwise require the Company or any of its Affiliates to pay any portion of any Taxes (whether past due, presently due, or to be due in the future) of any of the Company’s former Subsidiaries or that is otherwise attributable to the business of the Company’s former Subsidiaries. Except as set forth in Schedule 4.10, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by the Company, or that include or are treated as including, the Company with respect to any Tax assessment or deficiency or Tax Contest affecting the Company.

(a)     Neither the Company nor its former Subsidiaries:

(i)     Since January 1, 2007, has distributed equity of another Person, or has had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(ii)     is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b);

(iii)     will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law) executed on or prior to the Closing Date; (C)

intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) or election by the Company under Section 108(i) of the Code;

(iv)     has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(v)     is a party to any “long term contract” within the meaning of Section 460 of the Code;

(vi)     has any “non-recaptured net Section 1231 losses” within the meaning of Section 1231(c)(2) of the Code;

(vii)     has conducted or is conducting an active trade or business, or has a permanent establishment, in any jurisdiction other than in the jurisdiction in which it was incorporated; or

(viii)     owns any assets that constitute tax exempt bond financing property or tax exempt use property, within the meaning of Section 168 of the Code.

(b)     All registrations, filings and compliances as required under the Export Oriented Unit (“EOU”) Scheme, if applicable, and the applicable regulations pertaining thereto have been obtained and complied with by the Company and its former Subsidiaries. Further, none of the Company or its former Subsidiaries has received any notices or orders and has not been subject to penalties for non-compliance with said applicable regulations and the EOU Scheme. The Company and its former Subsidiaries has complied with all said applicable regulations, including the EOU Scheme, and has not acted in any manner which will adversely affect (i) any benefits of the tax holiday available to them until their scheduled expiration date, and (ii) any other benefits available under the EOU Scheme.

4.11     Contracts and Commitments.

(a)     Schedule 4.11(a) sets forth with respect to the Company any Contract (or group of related Contracts) (all such Contracts, the Material Contracts”):

(i)     relating to the incurrence of Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any material portion of the properties or assets of the Company;

(ii)     with respect to the lending or investing of funds;

(iii)     with respect to material Intellectual Property Rights (other than customer agreements or other agreements pursuant to which the Company has licensed off-the-shelf commercial software), including any rights, license, royalty or other similar Contract;

(iv)     under which it is a lessee of, or holds or operates, any Tangible Personal Property owned by any other Person calling for aggregate payments in excess of $25,000 annually;

(v)     with customers that the Company reasonably expects to generate annual recurring revenue of $10,000 or more;

(vi)     calling for payments in calendar year 2011 in excess of $10,000 annually pursuant to which the Company subcontracts work to third parties;

(vii)     calling for aggregate payments by the Company in excess of $10,000 (unless terminable by the Company without payment or penalty upon no more than sixty (60) days’ notice);

(viii)     imposing any confidentiality or secrecy obligation on the Company, excluding standard confidentiality or secrecy provisions contained in agreements with customers, vendors or prospective customers or vendors entered into in the Ordinary Course of Business and consistent with past practice and excluding confidentiality agreements entered into in connection with the Transaction;

(ix)     involving a commitment to make a capital expenditure in excess of $10,000 in the aggregate;

(x)     constituting an outstanding power of attorney (or comparable arrangement) executed by or on behalf of the Company; or

(xi)     containing a covenant restricting the Company from competing in any business in any geographical area or using any Company Intellectual Property.

(b)     Assuming each Material Contract is a legal, valid and binding obligation of the other party or parties thereto, each of the Material Contracts (i) is a legal, valid and binding obligation of the Company, (ii) is in full force and effect and (iii) is enforceable by the Company in accordance with its terms. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach in any material respect under any Contract listed on Schedule 4.11(a), except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. Except as disclosed on Schedule 4.11(b), to the Knowledge of the Company, none of the other parties to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in b    reach in any material respect thereunder nor has any event occurred that with notice or lapse of time would constitute a material breach or permit termination or acceleration thereof, except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change. The Company has not given or received from any other Person, at any time since September 30, 2010, any written (or to the Knowledge of the Company, oral) notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract. The Company has delivered or made available to the Buyer a true and complete copy of each Material Contract as in effect on the date of this Agreement.

(c)     Except as set forth on Schedule 4.11(c), all of the Material Contracts may be assigned to the Buyer free of cost or expense without obtaining the consent or approval of any other Person or do not require any cost or expense or the consent or approval of any other Person in connection with the Transaction. The Company is not a party to any Contract providing for any payments to any Person resulting from the consummation of the Transaction, except as set forth on Schedule 4.11(c). To the Knowledge of the Company, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. Except to the extent set forth on Schedule 4.11(c), no customer or other party to any of the Material Contracts has given written or, to the Knowledge of the Company, oral notice to the Company of any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the services or products of the Company.

4.12     Intellectual Property.

(a)     Schedule 4.12 is a complete and accurate list of (i) all the Company Registered Intellectual Property Rights, (ii) all unregistered copyrights in computer software that are included in the Company Intellectual Property, and (iii) all unregistered Trademarks included within the Company Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed, and (z) a brief summary of any pending adversary proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.

(b)     Each item of the Company Registered Intellectual Property Rights is valid and subsisting, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such the Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such the Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth in Schedule 4.12(b), there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Without limiting the foregoing, to the Company’s Knowledge, the Company has not taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a United States patent bar date within one hundred twenty (120) days of the Closing Date. A United States patent bar date includes any date by which the Company must file a patent application in order to preserve the Company’s right and ability to seek patent protection for an invention in the United States. To the Company’s Knowledge, no third party is in breach of any non-disclosure agreement signed with the Company or of any confidentiality terms of any agreement signed with the Company. In each case in which the Company has acquired ownership of any

Intellectual Property Right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer such Intellectual Property Rights to the Company. To the extent provided for by, and in accordance with, Legal Requirements, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction where the Registered Intellectual Property Right was registered, as the case may be. The Company has not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false.

(c)     The Company has no Knowledge of any facts or circumstances that would render any of the Company Intellectual Property (other than Technology, but including the Company’s Intellectual Property Rights in the Technology included in the definition of Company Intellectual Property) invalid or unenforceable (as appropriate to the category of Intellectual Property involved and the nature of the rights granted thereby); provided, that enforcement of unregistered Intellectual Property Rights may require registration. The Company has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any of the Company Registered Intellectual Property Rights, and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any the Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right. The Company has not undertaken any prior art searches, or any freedom to operate searches or evaluations.

(d)     Except as disclosed in Schedule 4.12(d), each item of the Company Intellectual Property is free and clear of any Liens, except for Permitted Liens.

(e)     Except as disclosed in Schedule 4.12(e), all the Company Intellectual Property will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party.

(f)     To the extent that any Technology which is owned, possessed, used or controlled by the Company has been developed or created by a third party, the Company (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license or other legal right (sufficient for the conduct of the business of the Company as currently conducted) to utilize such Technology by operation of law or by valid assignment or license, except as disclosed in Schedule 4.12(f). The Company has paid all license fees as they have become due for the use of all inbound “shrink wrap” and similar publicly available commercial binary code end user licenses and are in compliance therewith in all material respects in the conduct of the business of the Company as currently conducted.

(g)     All Company Intellectual Property used in or necessary to the conduct of the business of the Company as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) third parties whohave validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, or exclusively licensed the same to the Company. The Company Intellectual Property includes all Technology required to conduct the business of the Company as currently conducted.

(h)     The Company has taken commercially reasonable steps, appropriate to the sensitivity of the information involved and the need for access in connection with the Company’s business, to protect its rights in its Confidential Information and Trade Secrets which the Company desired to maintain as Confidential, or Confidential Information and Trade Secrets provided by any other Person to the Company.

(i)     Except as described in Schedule 4.12(i), no Person who has licensed Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

(j)     Except as disclosed in Schedule 4.12(j), none of the Company or its former Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is (or was, within one (1) year prior to the date of this Agreement), the Company Intellectual Property, to any other Person.

(k)     Other than inbound “shrink wrap” and similar publicly available commercial code end user licenses and outbound “shrink wrap” and similar standard licenses, the Contracts listed in Schedule 4.11(a) lists all material Contracts to which the Company is a partywith respect to any Intellectual Property Rights. The Company is not in breach of any of the foregoing Contracts and, to the Company’s Knowledge, no other party to any such Contract is in breach thereof, except for such breaches, defaults or claims by or against the Company that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change.

(l)     Schedule 4.12(l) lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty against, or otherwise assume or incur any Liability concerning, or provide a right of rescission with respect to, the infringement or misappropriation of the Intellectual Property Rights of any Person.

(m)     To the Knowledge of the Company, there are no Contracts between the Company and any other Person with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(n)     Assuming that the consents identified in Schedule 4.11(c) are obtained and are in full force and effect at all relevant times, the operation of the business of the Company as it currently is conducted, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution of the products or services of the Company, or the use of Company Intellectual Property, the use of other Technology used by the Company does not and will not when conducted by the Buyer in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company currently does business, and the Company has not received written (or to the Knowledge of the Company, oral) notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction where the Company does business, nor does the Company have Knowledge of any basis therefor.

(o)     To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.

(p)     To the Company’s Knowledge, no Company Intellectual Property or Technology is subject to any Proceeding that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such the Company Intellectual Property or the use of such Technology.

(q)     The Company Intellectual Property and the Technology together with the Intellectual Property Rights therein constitute all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or the performance of services (including such Technology currently under development) of the Company.

(r)     Except as disclosed in Schedule 4.12(r), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer, by operation of law or otherwise, of any Contracts to which the Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any of the Company Intellectual Property, (ii) the Buyer granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, the Buyer pursuant to any Contract to which the Company is a party or by which it is bound, (iii) the Buyer being bound by, or subject to, any non compete or other restriction on the operation or scope of the business of the Company, (iv) any restriction on the ability of the Buyer to share information relating to its ongoing business or operations except such restrictions as may be imposed by any Legal Requirement, including without limitation any Legal Requirements regulating competition, or (v) the Buyer being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Company prior to the Closing Date pursuant to Contracts to which the Company is a party or by which it is bound.

(s)     Schedule 4.12(s) contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s products (the “Company Software”). Except as listed in

Schedule 4.12(s), the Company Software does not contain any third party software or Public Software, other than Public Software or other third-party software that the Company’s third-party software licensors may have included in their products without the Knowledge of the Company. The list in Schedule 4.12(s) contains (i) the name of the Public Software, (ii) the license name and version pursuant to which the Company has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by the Company. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is a derivative work under copyright law of, any software that is distributed as free software (other than free software expressly dedicated to the public domain), open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

(t)     The Company employs commercially reasonable measures to ensure that the Company Software does not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(u)     The Company Software:

(i)     Performs in all material respects accordance with all published specifications and user and technical documentation for such software; and

(ii)     Complies in all material respects with all representations, warranties and other requirements for the Company Software specified in all of the Company’s customer Contracts.

(v)     Except as set forth on Schedule 4.12(v), none of the Holders or officers or directors of the Company have an ownership right or other proprietary interest in any Intellectual Property related to the business of the Company.

4.13     Brokerage. Except for the Brokerage Fee, no broker, finder or investment banker acting on behalf of the Holders, the Company or any of their respective Affiliates is entitled to any fee, commission or other payment from the Holders, the Company or any of their respective Affiliates in connection with this Agreement or the Transaction.

4.14     Governmental Licenses and Permits. Except as listed on Schedule 4.14, the Company has obtained and is in compliance with all material permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of Governmental Authorities (including all material licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities, or the operation of its businesses) (collectively, the “Licenses”) required in the conduct of the business of the Company as currently conducted. Except as set forth on Schedule 4.14, all material Licenses are in full force and effect and the Company is operating and each of the Company and its former Subsidiaries has operated in compliance with all such Licenses as well as the applicable orders, approvals and variances related thereto, and are not in violation of any of the foregoing. Except as specifically provided on Schedule 4.14, the Transaction will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any such Licenses in a manner that would result in a Material Adverse Change.

4.15     Employment and Labor Matters.

(a)     List; Unpaid Compensation. Schedule 4.15(a) lists: (i) all present employees (including title and position), contractors and consultants of the Company, (ii) their current fixed and variable rate of compensation and benefits, and (iii) their accrued vacation, if applicable. None of the individuals listed on Schedule 4.15(a) are absent from work due to a work related injury, receiving workers’ compensation or receiving disability compensation. With respect to the business conducted by the Company, there are no unpaid wages, bonuses or commissions (other than those not yet due) nor does the Company owe any Tax, penalty, assessment or forfeiture. The employment of all employees, contractors and consultants listed on Schedule 4.15(a) may be terminated at any time with or without cause and without any severance or other Liability to the Company. The Company has paid or properly accrued and set forth on the face of the Financial Statements in the Ordinary Course of Business all wages and compensation due to any employee of the Company, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(b)     Certain Information. The Company: (i) has never experienced, and there are not pending or, to the Knowledge of the Company, threatened, any labor disputes, organized slowdown, pickets, work slow-downs due to labor disagreements, organized work interruption, strike or work stoppage by employees of the Company or any actions or arbitrations that involve employees of the Company; (ii) are not a party to, nor are they obligated by, any oral or written agreement, labor union or collective bargaining agreement or otherwise, regarding the rates of pay or working conditions of any of the employees of the Company; and (iii) are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of the employees of the Company. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the business of the Company.

(c)     Labor Claims. (i) None of the Company or any of its officers, directors, or employees has been charged or, to Knowledge of the Company, threatened with the charge of any unfair labor practice; (ii) the Company is in material compliance with, and are not in violation of any, Legal Requirements concerning the employer-employee relationship and anti-discrimination and equal employment opportunities; and (iii) there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of the Company. The Company has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of the Company, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)     Employment Agreements. All officers, employees, and agents of the Company are employees at-will and for indefinite terms, and there are no outstanding agreements or arrangements with respect to severance payments.

(e)     Immigration. The Company has complied and are in compliance with the requirements of the Immigration Reform and Control Act of 1986. Schedule 4.15(e) sets forth a true and complete list of all employees of the Company working in the United States who are not U.S. citizens and a description of the legal status under which each such individual is permitted to work in the United States. All employees of the Company or other Person who are performing services for the Company are legally able to work in the countries where they are working and will be able to continue to work in the business of the Company where they are currently working following the consummation of the transactions contemplated by this Agreement.

(f)     Employee Benefit Plans. Except as set forth on Schedule 4.15(f), the Company does not maintain, contribute to or have any Liability or potential Liability with respect to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), or (ii) any other plan, program, policy, practice, arrangement or Contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company or to any other Person, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, stock option, phantom stock or stock purchase plan, employee health or other welfare benefit plan or other arrangement, whether formal or informal (in each case of (i) and (ii), a “Plan”). For purposes of this Section 4.15(f), the “Company” shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

(g)     Qualified Plans. Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, or is maintained on a prototype or volume submitter plan that has received a favorable opinion or advisory letter upon which the Company is entitled to rely with respect to the qualification of such Plan, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Plan.

(h)     Title IV Pension Plans. The Company has no Liability or potential Liability with respect to any “employee pension benefit plan” (as such term is defined in Section3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar federal, state or provincial law, rule or regulation (a “Pension Plan”) or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(i)     Compliance with Applicable Law. Each Plan and any related trust, insurance Contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable Legal Requirements and, other than routine claims for benefits in the ordinary course of business, no claims have been asserted against any such Plan, any trustee or fiduciary thereof, or the assets of any trust of any Plan. Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Plans which could subject any such Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code or any similar Legal Requirement.

(j)     COBRA. The Company has complied in all material respects with the health care continuation requirements of COBRA, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; and except as set forth on Schedule 4.15(j), the Company has no obligations under any Plan or otherwise to provide postemployment health or life insurance benefits to current or former employees of the Company or to any other Person, except as required by COBRA. Schedule 4.15(j) includes a list of each former employee of the Company who is entitled to, or receives, benefits under COBRA, or other similar provision of federal, state, or local law, as of the date of this Agreement.

(k)     No Triggering of Obligations. Except as provided in Section 2.6(e) of this Agreement, none of the Plans or any other agreement between the Company and any employees of the Company obligates the Company to pay any separation, severance, termination, retention bonus or similar benefit or accelerate any vesting schedule, or alter any benefit structure as a result of the Transaction (including in connection with the occurrence of subsequent events),.

(l)     Disclosure. With respect to each Plan, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Plan is maintained, funded and administered, (ii) the annual report (Form 5500 series) filed with the IRS (including all applicable attachments) for the most recent three years, (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent summary plan description provided to participants, and (vi) the most recent determination letter or opinion or advisory letter, as applicable, received from the IRS.

(m)     Financial Statements. With respect to each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Unaudited Financial Statements shall have been made or properly accrued on the Unaudited Financial Statements in accordance with the terms of the Plan, applicable law, and GAAP.

4.16     Insurance. Schedule 4.16 lists each insurance policy maintained by or for the benefit of the Company with respect to the Company’s assets, properties or businesses (including the name of the insurer, the policy number, and the period, amount and scope of coverage). Such policies are in amounts and have coverages as required by any Material Contract. All such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any such insurance policy, and has not received written notice of cancellation or termination in respect of any such policy, and, to the Knowledge of the Company, no cancellation or termination of any such policy is pending or threatened by the current insurers of the Company.

4.17     Affiliate Transactions. To the Knowledge of the Company, except as disclosed on Schedule 4.17, neither (a) any current or former officer, director, or stockholder of the Company or its former Subsidiary, (b) any individual related by blood, marriage or adoption to any of the foregoing individuals,

(c) any trust or comparable entity that is operated for the benefit of any of the individuals referred to in each of the foregoing clauses, nor (d) any entity in which any Person referred to in each of the foregoing clauses owns any beneficial interest, (i) is a party to any Contract or transaction with the Company, or (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company’s business.

4.18    Environmental Matters. The Company is and has been in material compliance with all applicable Environmental Requirements. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Requirements; and there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Requirements.

4.19     Privacy; Data Protection. The Company represents and warrants that it, and its former Subsidiaries, (i) are in material compliance with applicable federal and state data privacy and security laws and all other Legal Requirements relating to the collection, use, storage, transfer, and disclosure of Personally Identifiable Information of any employees, contractors, or consultants, and any other individuals, including patients of customers, clients, or users, including, but not limited to, HIPAA, (ii) are in material compliance with their posted policies relating to the privacy of users of the Company’s and its former Subsidiaries’ products, services and websites, including without limitation with respect to the use, collection, storage, disclosure and transfer of any Personally Identifiable Information collected by the Company or its former Subsidiaries, (iii) have entered into Business Associate Agreements when required by HIPAA, (iv) have complied with such Business Associate Agreements, (v) have not received a complaint regarding their respective collection, use or disclosure of Personally Identifiable Information, (vi) have included a true and correct copy of the Company’s website privacy policy and HIPAA compliance program policy in Schedule 4.19, (vii) have at all times complied with any legal requirements that they disclose their privacy practices to customers or patients, (viii) has not made any such disclosure that has been inaccurate, misleading or deceptive or in violation of any federal or state data privacy or security law, (ix) are not aware of any material data loss or breach of security or any Breach of Unsecured Protected Health Information as defined by HIPAA and HITECH, (x) have required all subcontractors to which Personally Identifiable Information has been given to agree to implement reasonable and appropriate means for protecting that information and have required all subcontractors who received Protected Health Information to agree to the same restrictions and conditions that apply to Company with respect to such Protected Health Information, (xi) have implemented a reasonable and appropriate plan, or plans, which (a) identifies internal and external risks to the security of Personally Identifiable Information; (b) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (c) maintains notification procedures in compliance with federal and state data privacy and security laws in the case of any breach of security compromising data, including unencrypted data containing Personally Identifiable Information; and (d) provides for the prevention of data loss.

4.20     International Transactions. To the Knowledge of the Company, none of the Company or its former Subsidiaries, whether directly, indirectly or through one or more intermediaries has ever, through and including the date of Closing:

(a)     Made any corrupt payment to a foreign official within the meaning of (i) the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), (ii) the United States (“U.S.”) mail and wire fraud statutes (18 U.S.C. §§1341 through 1343), (iii) any similar or successor statutes, or (iv) any regulations promulgated under the foregoing statutes;

(b)     Engaged in any transaction, investment, undertaking or activity with any country, Person, organization, authority or entity in violation of any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Arms Export Control Act, the National Emergencies Act, the Immigration and Nationality Act, the Antiterrorism and Effective Death Penalty Act, the United Nations Participation Act, the Clean Diamond Trade Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, any similar or successor statute, any of the U.S. Commerce Department’s Export Administration Regulations (15 C.F.R. Part 730 et seq.), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. For the avoidance of doubt, (i) the regulations governed by the previous sentence include all of the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including but not limited to the Anti- Terrorism Sanctions program, the Non-Proliferation Sanctions program, the Counter Narcotics Trafficking Sanctions program, the Diamond Trading Sanctions program and the various Country-specific Sanctions programs, and (ii) the country, person, organization, authority or entity referred to in the previous sentence include but not limited to anyone listed in the Specially Designated Nationals List or the Blocked Persons List both maintained and updated by OFAC, the Designated Foreign Terrorist Organizations List maintained and updated by the U.S. Department of State, Office of Counterterrorism, or any other list published by any U.S. government agency or department regarding terrorism or money laundering;

(c)     Engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated by the Financial Action Task Force on Money Laundering’s “The Forty Recommendations” of June 20, 2003, in violation of the laws or regulations of the United States, including but not limited to Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Public Law 107-56, as amended, the Currency and Foreign Transactions Reporting Act of 1970, as amended, or the Money Laundering Control Act of 1986 as amended, or the anti-money laundering laws of any other jurisdiction in which either the Company or its former Subsidiaries have conducted business; or

(d)     Participate in or cooperate with an unsanctioned international boycott within the meaning of section 999 of the Code.

4.21     Litigation and Compliance with Law. Except as set forth on Schedule 4.21, there are no Proceedings, pending or, to the Company’s Knowledge, threatened against or affecting the Company, at Law or in equity, or before or by any Governmental Authority or instrumentality having jurisdiction over the Company. No notice of Proceeding, whether pending or threatened, has been received by the Company or its former Subsidiaries, and, to the Knowledge of the Company, there is no basis therefor. Except to the extent set forth on Schedule 4.21, (i) the Company has, at all times, conducted its business in compliance with all Legal Requirements applicable to the business or the assets of the Company (including, HIPAA and HITECH), and (ii) the Company currently conducts the Company’s business operations in compliance with all Legal Requirements applicable to the Company’s business and assets, in each case except where such noncompliance did not result in a Material Adverse Change.

4.22     Books and Records. The books of account and other financial records to be transferred to the Buyer pursuant hereto are in all material respects complete and correct are accurately reflected in the Financial Statements. The Company has made available to the Buyer and its representatives true and complete copies of all minute books or material corporate records relating to the Company.

4.23     Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 4.23 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 4.23. Since August 31, 2010, no Foreign Subsidiary Cash has been distributed to the Company.

4.24     Customers and Suppliers.

(a)     Schedule 4.24(a) sets forth each customer of the Company who accounted for more than $10,000 of the revenues of the Company for the fiscal year ended December 31, 2010 and who is reasonably expected to account for more than $10,000 of the revenues of the Company for the fiscal year ending December 31, 2011 (collectively, the “Customers”). Except to the extent disclosed in Schedule 4.24(a), since December 31, 2010, no Customer of the Company has canceled or otherwise terminated its relationship with the Company. Except to the extent disclosed in Schedule 4.24(a), no Customer has provided the Company with written or, to the Company’s Knowledge, oral notice of any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

(b)     Schedule 4.24(b) sets forth a list of all suppliers to whom the Company made payments aggregating $25,000 or more during the fiscal year ended December 31, 2010. Since December 31, 2010, no supplier has terminated its relationship with the Company.

4.25     Warranties to Customers. Schedule 4.25 includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as disclosed in Schedule 4.25, no product or service provided by the Company is subject to any guaranty, warranty, or other indemnity that extends beyond the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services provided by the Company, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.

4.26    Internal Controls. The Company maintains accurate books and records reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (e) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (f) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

4.27     Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company or its former Subsidiaries in the Ordinary Course of Business. All accounts receivable of the Company are reflected properly on their respective books and records, are valid receivables, are current and collectible except as set forth in Schedule 4.27 and to the extent of the Company’s reserve for bad debts in the Unaudited Financial Statements. There is no outstanding contest, claim, defense or right of setoff under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 4.27 contains a complete and accurate list of all accounts receivable of the Company as of the date of the Unaudited Financial Statements, which list sets forth the aging of each such account receivable. Schedule 4.27 attached hereto contains a complete and accurate list of all receivables (whether collected or not) for the work completed by the Company and its former Subsidiaries for its customers, as of April 28, 2011, for the three full calendar months ending immediately prior to the Closing, such receivables represent valid obligations (whether already paid or not) arising from sales actually made or services actually performed by the Company or its former Subsidiaries in the Ordinary Course of Business.

4.28     Full Disclosure. No written representation, statement or information made or furnished by the Company to the Buyer, including without limitation, those contained in this Agreement and the various attachments hereto, including the Schedules, and the other information and statements previously furnished by the Company to the Buyer, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading. To the Knowledge of the Company, except as contemplated by or disclosed in the Schedules, there is no fact or circumstance that could reasonably be expected to result in a Material Adverse Change. The Company makes no other representation or warranties other than as expressly set forth in this Agreement and the Ancillary Agreements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, each Principal Stockholder, individually with respect to himself, herself or itself only, on a joint and several basis, hereby represents and warrants to the Buyer and the Merger Sub that, as of the date hereof and as of the Closing Date:

5.1     Organization and Power. With respect to each Principal Stockholder that is a legal entity, such Principal Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has the requisite entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party and to perform its obligations hereunder and thereunder.

5.2     Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party have been duly and validly authorized by all requisite action on the part of such Principal Stockholder, and no approval or other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement and such Ancillary Agreements. This Agreement has been duly executed and delivered by such Principal Stockholder, and, assuming that this agreement is a valid and binding obligation of the Buyer and the Merger Sub, constitutes a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which such Principal Stockholder is a party will have been duly executed and delivered by such Principal Stockholder, and, assuming that such Ancillary Agreements are valid and binding obligations of the other party or parties thereto, will constitute legal, valid and binding obligations of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3     Absence of Conflicts. Neither the execution and delivery by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party nor the performance by such Principal Stockholder of its obligations hereunder and thereunder in accordance with the terms of this Agreement and such Ancillary Agreements will not (with or without the giving of notice or the lapse of time, or both):

(a)     contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, partnership agreement or similar organizational documents of such Principal Stockholder, if applicable;

(b)     contravene, conflict with or result in a material violation or breach of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement applicable to such Principal Stockholder or any of such Principal Stockholder’s assets or properties, or require any consent or approval of or any notice or filing with any Governmental Authority or other Person; or

(c)     contravene, conflict with or result in a material breach or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, Contract or other instrument or obligation to which such Principal Stockholder is a party or by which any of such Principal Stockholder’s assets or properties is bound.

5.4     Title. Such Principal Stockholder is the sole record and beneficial owner of the Company Stock and Options set forth opposite such Principal Stockholder’s name on Schedule 4.3 hereto. Except as set forth on Schedule 5.4, such Principal Stockholder is not a party to any voting trust, proxy or other Contract that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

5.5     Litigation. There is no Proceeding at law or in equity pending or, to the Knowledge of such Principal Stockholder, threatened in writing against, and there is no outstanding Order applicable to, such Principal Stockholder that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

As a material inducement to the Company and the Principal Stockholders to enter into this Agreement, the Buyer and the Merger Sub hereby represent and warrant to the Company and the Principal Stockholders that as of the date hereof and as of the Effective Time:

6.1     Organization and Power. Each of the Buyer and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

6.2     Authorization of Transaction. Each of the Buyer and the Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer or the Merger Sub is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Buyer and the Merger Sub and no other proceedings (corporate or otherwise) on the part of the Buyer or the Merger Sub are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer and the Merger Sub are a party and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Buyer and the Merger Sub and constitutes the valid and binding agreement of the Buyer and the Merger Sub enforceable against them in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Buyer or the Merger Sub is a party will have been duly executed and delivered by such Person, and will constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies

6.3     Absence of Conflicts. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer and the Merger Sub are a party nor the consummation or performance of the Transaction, will (with or without notice or lapse of time), (a) contravene, conflict with, or result in a violation of any provision of the certificate of incorporation, bylaws or comparable organizational documents of the Buyer or the Merger Sub; (b) materially contravene, conflict with, or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Buyer, the Merger Sub or any of their Subsidiaries, or any of their business, properties or assets may be subject; (c) contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Buyer, the Merger Sub or any of their Subsidiaries; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or give rise to a purchase or comparable right under, or result in the loss of any benefit or right under, any Contract (including any Lease) to which the Buyer or Merger Sub is a party or by which any of its properties or assets is bound; or (e) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Company, except in the case of subsections (b), (c), and (e), where such conflict, contravention, violation, breach or default would not reasonably be expected to result in a Material Adverse Change.

6.4     Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would materially affect the performance of the Buyer or the Merger Sub or their obligations under this Agreement or the Ancillary Agreements to which the Buyer or the Merger Sub is a party or the consummation of the Transaction.

6.5     Brokers’ Fees. No agent, broker, finder, investment banker or other Person, acting on behalf of the Buyer or any of its Affiliates, is or will be entitled to any fee, commission or other payment from the Buyer or any of its Affiliates in connection with this Agreement or the Transaction.

ARTICLE VII
TAX MATTER COVENANTS

7.1     Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Holders for certain Tax matters following the Closing Date.

(a)     Holders Tax Indemnification. Notwithstanding Article IX hereto, each of the Holders shall, severally and not jointly (except with respect to the Principal Stockholders), on a pro rata basis in accordance with such Holder’s Allocable Portion indemnify and defend the Buyer Indemnitees and hold them harmless from and against (without duplication) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the Tax Effective Time of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor or former parent or owner of any former Subsidiary of the Company, by Contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring on or before the Closing Date.

(b)     Time for Reimbursement. Except as provided in Section 7.1(e) (with respect to Taxes shown to be due on certain Tax Returns), the Holders shall reimburse the Company for any Taxes that are the responsibility of the Holders pursuant to Sections 7.1(a) herein within fifteen (15) Business Days after (x) payment of such Taxes by the Buyer, the Merger Sub, the Company or any of its Affiliates and (y) presentation by the Company or any of its Affiliates to the Stockholders’ Representative of a written request for such reimbursement, which request includes evidence of such Tax payment.

(c)     Closing of Taxable Period. The Holders and the Buyer shall, to the extent permitted by applicable Legal Requirements, elect with the relevant Governmental Authorities to close the Taxable period of the Company at 11:59 p.m. on the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and the amount of any sales, use, employment or withholding Taxes of the Company shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (the “Tax Effective Time”) (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)     Buyer and Company Indemnification. The Buyer and the Company shall indemnify the Holders and hold them harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Company for which the Holders are not required to indemnify the Company pursuant to Section 7.1(a). The Buyer and the Company shall (without duplication) reimburse each Holder for any

Taxes that are the responsibility of the Buyer and the Company pursuant to this Section 7.1(b) within fifteen (15) Business Days after (x) payment of such Taxes by such Holder and (y) presentation by such Holder to the Company of a written request for such reimbursement, which request includes evidence of such Tax payment. The Buyer shall not cause or permit the Company to file any amended Tax Return relating to any Pre-Closing Tax Period that could have a material adverse effect on the Holders without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(e)     Responsibility for Filing Tax Returns. The Stockholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date, but that relate exclusively to Taxable periods ending on or before the Closing Date. Upon the request by the Stockholders, any expenses incurred by the Buyer in preparation of said Tax Returns shall be borne by the Stockholders and shall be deducted from the Holdback Amount as an adjustment to the Merger Consideration. Each such Tax Return shall (i) be delivered to the Buyer no later than fifteen (15) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not be filed unless it is approved by the Buyer prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. The Buyer shall prepare or caused to be prepared and file or cause to be filed all Straddle Period Tax Returns of the Company. Each such Tax Return shall (i) be delivered to the Stockholders’ Representative no later than fifteen (15) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not filed unless, to the extent it relates to any Pre-Closing Tax Period or portion thereof, it is approved by the Stockholders’ Representative prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. The Buyer and the Stockholders’ Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before 11:59 p.m. on the Closing Date.

(f)     Cooperation on Tax Matters.

(i)     The Buyer and the Company, on the one hand, and the Holders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Holder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Holders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or such Holder, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) T    he Buyer and each Holder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction contemplated by this Agreement).

(iii)     The Buyer and each Holder further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code, Section 6043A of the Code, and all Treasury Regulations promulgated thereunder.

(g)     Tax Contests.

(i)     General Rule. Except as otherwise provided in this Section 7.1(g), the Party responsible for the Taxes under Sections 7.1(a), 7.1(b), 7.1(c) and 7.1(d) that is the subject of a Tax Contest shall control and bear the cost of the conduct of such Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes (except with respect to Tax Contests relating to transfer pricing matters, which shall in all cases be controlled by the Buyer and costs borne by the Buyer, subject to indemnification rights pursuant to Article IX); provided, however, neither the Holders, on the one hand, nor the Buyer and the Company, on the other hand, may compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect the other Party or Parties with respect to any Taxable period for which such other Party or Parties are responsible pursuant to this Section 7.1, without the prior written consent of such other Party or Parties (which consent shall not be unreasonably withheld, conditioned or delayed). In the event a Tax Contest involves multiple Taxable periods, with respect to one or more of which the Buyer is responsible for the Taxes and one or more of which the Holders are responsible for the Taxes, then, except as otherwise provided in this Section 7.1(g), the control and the cost of the conduct of the Tax Contest shall be shared accordingly and each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in the conduct of such Tax Contest.

(ii)     Straddle Periods. In the case of any Straddle Period, the Buyer shall control the conduct of such Tax Contest, and the Holders shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Holders under this Section 7.1, or to the extent the proceedings may materially adversely affect the Holders’ Liability for Taxes relating to the Company. The Party receiving the notice of such Tax Contest will provide the other Party with notice in writing of such Tax Contest involving the Company within thirty (30) days (unless action is required sooner, then as soon as possible) of receiving such notice from the Governmental Authority. If the non-notifying Party does not respond within thirty (30) days (unless action is required sooner, then as soon as possible) of any such notice, such Party will be deemed to have elected not to participate in such Tax Contest. The Buyer shall not settle any such Tax Contest in a manner that would be reasonably expected to materially adversely affect the Holders, or any of them, without the prior written consent of the Holders (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required to be given by the Holders may be given by the Stockholders’ Representative and if given, shall be binding on all the Holders. In any Tax Contest involving a Straddle Period where Holders elect to participate, each Party shall bear its own costs for participating in such Tax Contest, and both Parties shall cooperate in good faith before any final resolution is reached. Notwithstanding anything else set forth herein to the contrary, the Holders, acting through Stockholders’ Representative, at the Holders’ expense (including, without limitation, reimbursement by Holders of the Buyer’s and the Company’s out-of-pocket expenses incurred in connection with such contest), shall have the right to require the Company to contest any asserted Straddle Period Tax deficiencies for which Holders would have Liability under this Section 7.1.

(h)     Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(i)     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction shall be paid one-half by the Buyer and one-half by the Holders (by their inclusion as Stockholders’ Transaction Expenses).

ARTICLE VIII
EMPLOYMENT MATTER COVENANTS

8.1     New Employment Arrangements.

(a)     Buyer will offer all of the employees of the Company “at-will” employment by the Surviving Corporation, except the employees set forth on Schedule 8.1, who shall be terminated by the Company prior to Closing, to be effective as of the Effective Time (or as soon as practicable thereafter), upon proof of a legal right to work in the United States. Such “at-will” employment will: (a) be subject to and in compliance with Buyer’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (b) have terms, including the position and salary, which will be determined by Buyer, (c) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such employee may otherwise have been eligible, (e) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (f) include agreements providing for non-solicitation of the customers and employees of the Company, Buyer and the Surviving Corporation following the termination of such employee, arbitration and release of claims. Each employee of the Company who remains an employee of Buyer or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Buyer’s applicable human resources policies. Continuing Employees shall execute the restrictive covenants agreement required to be executed by Buyer’s employees.

(b)     Notwithstanding anything to the contrary herein, nothing herein expressed or implied shall confer upon any Continuing Employee, current or past employee of the Company or Buyer, or any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any rights to employment or continued employment for any specified period of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee (including any Continuing Employee) to be other than terminable at-will by the Buyer or the Company.

(c)     The Buyer covenants and agrees that in connection with any decision concerning any Continuing Employee’s eligibility for participation and vesting in any employee welfare benefit plan, employee pension benefit plan, or employee fringe benefit arrangement established or maintained by the Buyer or the Company, the Buyer or the Company will recognize such Continuing Employee’s cumulative prior service with the Company.

8.2     COBRA Coverage. All of the former employees of the Company, including those listed on Schedule 8.1, who are entitled to, or receiving, COBRA Coverage as of the date of this Agreement and listed on Schedule 4.15(j) and all of the employees of the Company who will be entitled to COBRA Coverage as a result of the transactions contemplated by this Agreement (such Persons are referred to herein, collectively, as the “COBRA Covered Employees”) shall continue to be entitled to, or receiving, such COBRA Coverage after the consummation of the Transaction. Upon and at all times after the Effective Time, the Surviving Corporation and Buyer shall be solely responsible for providing, and shall assume the obligation to provide, COBRA Coverage with respect to the COBRA Covered Employees as required by COBRA and other applicable laws; provided, however, Holders shall indemnify the Buyer and the Surviving Corporation (excluding those resulting directly from Buyers' or the Surviving Corporation’s gross negligence) in maintaining such coverage for any COBRA Covered Employees. Buyer and the Surviving Corporation shall be solely responsible for offering and providing COBRA Coverage with respect to any “qualified beneficiary” who becomes covered by a “group health plan” sponsored or contributed to by the Surviving Corporation or Buyer and who experiences a "qualifying event" following the Closing Date while covered under such group health plan. For the purposes hereof, "qualified beneficiary," "group health plan," "qualifying event," and "successor employer" shall have the meaning ascribed thereto in Section 4980B of the Code and the regulations promulgated thereunder.

ARTICLE IX
SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

9.1     Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of the Company, the Principal Stockholders, the Holders, the Buyer and the Merger Sub in this Agreement and the Ancillary Agreements, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing for twenty-two (22) months following the Closing Date, except for the representations, warranties and indemnity obligations contained in (i) Sections 4.15 (Labor and Employment Matters) and 4.16 (Employee Benefit Plans), which shall survive for thirty (30) days past the applicable statute of limitations (taking into account any extensions), (ii) Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization of Transaction), 4.3 (Capitalization), 4.9 (Title to Assets), 4.13 (Brokerage), 4.19 (Privacy; Data Protection), 5.1 (Organization and Power),

5.2 (Authorization) and 5.4 (Title), which shall survive for thirty (30) days past the applicable statute of limitations, and (iii) Sections 7.1(a) (Holders Tax Indemnification), 7.1(b) (Time for Reimbursement), 7.1(c) (Closing of Taxable Period), 7.1(d) (Buyer and Company Tax Indemnification), and 7.1(e) (Responsibility to File Tax Returns) which shall survive for thirty (30) days past the applicable statute of limitations; and except as otherwise expressly set forth in this Agreement no claim for any Losses may be brought on account of any of the foregoing beyond the applicable survival period. The sections enumerated in clauses (i), (ii) and (iii) in this Section 9.1 shall be referred to herein collectively as the “Designated Representations”. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if a written notice relating to the event giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. In any such case, such representation, warranty, covenant or agreement shall survive, only for the purposes of claims for indemnity related to such event and not for the purposes of claims for indemnity related to any other event, until any claim for indemnity related to such event is resolved.

9.2     Indemnification.

(a)     Indemnity Obligation of the Holders.

(i)     Subject to the terms and conditions contained in this Article IX, each of the Holders shall, severally and not jointly (except with respect to the Principal Stockholders), on a pro rata basis in accordance with such Holder’s Allocable Portion indemnify, defend and hold harmless the Company and the other Buyer Indemnitees from and against, and pay to the Company and, if appropriate, the other Buyer Indemnitees, any loss, deficiency, damage, Liability, claim, action, obligation, cost, Tax, expense or other charge (including interest, penalties, and reasonable legal, accounting, consultant and expert fees and expenses actually incurred) (each, a “Loss” and collectively “Losses”), which the Company or the other Buyer Indemnitees may suffer, sustain or become subject to:

(A)     as a result of the breach by the Company of any representation or warranty made by the Company in this Agreement or any Ancillary Agreement;

(B)    as a result of the breach by the Company of any covenant or other agreement made by the Company in this Agreement or any Ancillary Agreement;

(C)     in respect of Taxes in accordance with Section 7.1;

(D)     in respect of any Liability of the Company’s former Subsidiaries, including any tax Liabilities, payroll, accounts payables or indebtedness of such former Subsidiaries, including the sale or transfer of any equity securities in such foreign Subsidiaries of the Company;

(E)    arising from the Buyer and the Company qualifying the Company to conduct business in any state, city or other jurisdiction as required by Law at the time of the Closing (including but not limited to, payment of any third party service provider, attorney, filing, penalty or other fees related thereto) or otherwise resulting from any Third Party Proceeding resulting from the Company’s failure to be duly qualified to conduct business in any state, city or other jurisdiction in which such qualification is required by applicable Law during any time period prior to the date hereof;

(F)     as a result of any Third Party Proceeding arising out of or relating to any Proceeding by Holders in connection with or arising from the consummation of the Transaction, including the exercise of dissenters rights pursuant to Section 262 of the DGCL;

(G)     relating to any Indebtedness, other than Permitted Indebtedness, outstanding of the Closing Date that is not paid at Closing;

(H)    as a result of, arising from or otherwise relating to, including but not limited to third party fees or expenses, any failure of the Company to obtain the consents listed on Schedule 3.1(f)(iv);

(I)     relating to any litigation matters disclosed in Schedule 4.22 of the Schedules;

(J)     as a result of a breach of that certain Common Stock Warrant, dated July 24, 2007, issued to Carlsbad Industrial Action, Inc. d/b/a Department of Development, the termination thereof, the Job Creation Agreement related     thereto, as amended, or any other agreement between the Company and such holder or as a result of the issuance, termination or satisfaction of such warrant;

(K)     as a result of any Third Party Proceeding arising out of or relating to any prior discussions, letters of intent or agreements entered into prior to the Closing concerning the acquisition of the Company or any capital stock of the Company, whether or not disclosed on any Schedule;

(L)    arising from any shortfall in the Cash of the Company as of the Effective Time being less than the Minimum Cash Amount;

(M)     arising from or otherwise relating to any Stockholders’ Transaction Expenses, whenever arising or submitted to the Company; and

(N)     as a result of Buyer or the Surviving Corporation providing the COBRA Coverage to the COBRA Covered Employees pursuant to Section 8.2.

(ii)     Subject to the terms and conditions contained in this Article IX, each Principal Stockholder(as to himself, herself or itself only) shall indemnify, defend and hold harmless the Buyer, its Affiliates and their Respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay to the Buyer Indemnitees, any Loss that any Buyer Indemnitee may suffer, sustain or become subject to arising from, relating to or otherwise in respect of any breach by such Principal Stockholder of: (A) any representation or warranty made by such Principal Stockholder in Article V or any Ancillary Agreement, or (B) the covenants or other agreements made by the Principal Stockholders in this Agreement or any Ancillary Agreement.

(b)     Buyer’s Indemnity Obligation. Subject to the terms and conditions contained in this Article IX, the Buyer agrees to indemnify the Holders and their respective members, officers, employees, controlling persons and Affiliates (collectively, the “Stockholder Indemnitees”) and to hold them harmless from and against any Loss which any Stockholder Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach by the Buyer or the Merger Sub of any representation or warranty made by the Buyer or the Merger Sub in this Agreement or any Ancillary Agreement, (ii) the breach by the Buyer or the Merger Sub of any covenant or other agreement made by the Buyer or the Merger Sub in this Agreement or any Ancillary Agreement or (iii) Taxes payable by the Buyer, the Merger Sub or the Company pursuant to Section 7.1.

(c)     Procedure.

(i)     If any Stockholder Indemnitee or any Buyer Indemnitee seeks indemnification under this Section 9.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim, which in the case of a Buyer Indemnitee shall mean notice to the Stockholders’ Representative. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) for which an Indemnified Party may seek indemnification pursuant to this Section 9.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if it so elects by written notice to the Indemnified Party prior to the expiration of the Dispute Period, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this Section 9.2(c)(i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby.

(ii)     If the Indemnifying Party elects to assume and control the defense, prior to the expiration of the Dispute Period as provided in Section 9.2(c)(i) above, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party, or (C) the Indemnifying Party has failed to maintain the defense and employ counsel; provided that the Indemnifying Party shall only be entitled to assume the defense of a Third Party Proceeding if (1) such Indemnified Party agrees in writing to be fully responsible for all Losses relating to such Third Party Proceeding, or (2) such Third Party Proceeding is not a Proceeding that seeks an injunction or equitable relief against the Indemnified Party (but in that case, only to such extent). Notwithstanding anything to the contrary in the foregoing, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties in connection with any one Third Party Proceeding or separate but similar or related Third Party Proceedings in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnifying Party shall not be liable for any settlement of any Third Party Proceeding that is effected without the written consent of the Indemnifying Party.

(iii)     If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in notice contemplated by Section 9.2(c)(i) or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a Liability of the Indemnifying Party under Section 9.2(a) and the Indemnifying Party shall pay the amount of such Loss (subject to the provisions of this Article IX) to the Indemnified Party on demand.

(d)     Calculation of Loss.

(i)     In calculating the amount of any Loss hereunder, the amount of such Loss shall be reduced by any amounts actually recovered by the Indemnified Party under insurance policies (net of the costs of such collection).

(ii)     The Parties will, to the extent permitted by law, treat any payment or receipt of Losses or indemnification under this Article IX as an adjustment to the Merger Consideration on all Tax Returns.

(e)     Limitations. The following provisions shall apply notwithstanding any other provision contained in this Article IX:

(i)     Except in respect of any Loss in connection with claims arising from fraud willful misconduct or intentional breach of covenants or other agreements herein by the Buyer, the Principal Stockholders or the Company in connection with the Transaction or a breach of a Designated Representation, the aggregate Liability for indemnification pursuant to Sections 9.2(a)(i)(A) in the case of the Company and the Principal Stockholders or Sections 9.2(b) in the case of the Buyer shall not exceed the Cap Amount.

(ii)     Except in respect of any Loss in connection with claims arising from fraud willful misconduct or intentional breach of covenants or other agreements herein by the Company or the Principal Stockholders or a breach of a Designated Representation, in no event shall any Party be liable pursuant to Sections 9.2(a)(i)(A) or 9.2(a)(ii)(A) in the case of the Company and the Principal Stockholders or Sections 9.2(b) in the case of the Buyer unless and until the aggregate amount of all such Losses exceeds $100,000 (the “Basket Amount”), after which point the Holders, the Principal Stockholders or the Buyer, as applicable, shall be liable for the amount of all such Losses, including those below the Basket Amount.

(iii)     Losses attributable to Taxes shall be resolved in accordance with Article VII.

(f)     Materiality/Knowledge. For purposes of determining the amount of any Losses under this Article IX (but not for purposes of determining whether a breach of any representation or warranty has occurred) each of the representations and warranties that contains any “Material Adverse Change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification; provided that the foregoing shall not apply and the representations and warranties contained in Sections 4.8(a) and the second sentence of Section 4.28 shall be limited by the applicable materiality qualifiers. Each of the representations and warranties that contains any “Knowledge”, “to the knowledge of” or other knowledge (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining whether a breach of such representation or warranty has occurred.

(g)     Exclusive Remedies. Except for injunctive action or other equitable remedies, or fraud or willful misconduct, the remedies provided in this Article IX shall be exclusive remedies of the Parties after the Closing in respect of any matter arising out of or in connection with this Agreement or any Ancillary Agreement.

9.3     Holdback; Satisfaction of Losses.

(a)     Distributions Related to Financial Statement Delivery Amount. The Financial Statement Delivery Amount shall be used to satisfy pursuant to Section 9.3(c) any Losses of any Buyer Indemnitee for which an Indemnified Party delivers an indemnification notice under Section 9.1(c) to the Stockholders’ Representative on or before the six (6) month anniversary of the Financial Statement Delivery Date. Within fifteen (15) Business Days following the six month anniversary of the Financial Statement Delivery Date, the Buyer shall deliver to the Payment Agent pursuant to Section 2.9(b)(i) an amount equal to the (i) Financial Statement Delivery Amount minus (ii) any and all amounts satisfied by Buyer by set-off of the Financial Statement Delivery Amount for satisfaction of Losses pursuant to Section 9.3(c) minus (iii) if any indemnification claim for Losses of any Buyer Indemnitee contained in any indemnification notice delivered pursuant to Section 9.1(c) prior to the six (6) month anniversary of the Financial Statement Delivery Date is not finally resolved, an amount equal to Buyer’s good faith estimate of the cumulative amount of all Losses disputed in any such claim as of such time (the “Pending Claim Financial Statement Amount”). The Pending Claim Financial Statement Amount shall be held as security and used by Buyer to satisfy any such disputed claims on a dollar for dollar basis. If it is finally determined pursuant to Section 9.1(c) that no Buyer Indemnitee is entitled to any portion of the Pending Claim Financial Statement Amount or any portion of the Pending
Claim Financial Statement Amount is not used to set-off against any such pending claims (the “Pending Claim Financial Statement Excess”), the Pending Claim Financial Statement Excess shall be payable as such to the Payment Agent, on behalf of the Holders, pursuant to Section 2.9(b)(i). The Payment Agent shall distribute amongst the Holders any and all payments of the Financial Statement Delivery Amount pursuant to the Payment Agent Agreement; provided, if any amounts are set-off against the Financial Statement Delivery Amount or the Pending Claim Financial Statement Amount for any Buyer Indemnitee Losses under Section 9.2(a)(ii) or any breach of any representation, warranty or covenant contained in a Letter of Transmittal, the Stockholders’ Representative shall instruct the Payment Agent to reduce the amounts that would otherwise be payable from the Financial Statement Delivery Amount to the Principal Stockholder whose breach created such indemnification payment (it being the intent of the Parties, as between the Holders, that such Principal Holder should pay all amounts arising from its breach). Notwithstanding the foregoing, if at any time after the date pursuant to Section 6 of the Payment Agent Agreement upon which funds deposited with the Payment Agent are returned to the Buyer, if any portion of the Financial Statement Delivery Amount or Pending Claim Financial Statement Excess which has not been previously paid to the Payment Agent becomes payable pursuant to the terms of this Agreement to the Payment Agent, the Company will deliver such amounts to the Stockholders’ Representative for distribution to the Holders.

(b)     Distributions Related to Holdback Amount. The Holdback Amount shall be used to satisfy pursuant to Section 9.3(c) any Losses of any Buyer Indemnitee for which an Indemnified Party delivers an indemnification notice under Section 9.1(c) to the Stockholders’ Representative on or prior to the first anniversary of the Closing Date. On the first anniversary of the Closing Date, the Buyer shall be obligated to pay pursuant to Section 2.9(b)(ii) to the Stockholders’ Representative, on behalf of the Holders, an amount equal to (i) the Holdback Amount minus (ii) any and all amounts satisfied by Buyer by set-off of the Holdback Amount for satisfaction of Losses pursuant to Section 9.3(c) minus (iii) if any indemnification claim for Losses of any Buyer Indemnitee contained in any indemnification notice delivered pursuant to Section 9.1(c) prior to the first anniversary of the Closing Date is not finally resolved, an amount equal to Buyer’s good faith estimate of the cumulative amount of all Losses disputed in any such claims as of such time (the “Pending Claim Holdback Amount”). The Pending Claim Holdback Amount shall be held as security and used by Buyer to satisfy any such disputed claims on a dollar for dollar basis. If it is finally determined pursuant to Section 9.1(c) that no Buyer Indemnitee is entitled to any portion of the Pending Claim Holdback Amount or any portion of the Pending Claim Holdback Amount is not used to set-off against any such pending claims (the “Pending Claim Holdback Excess”), the Pending Claim Holdback Excess shall be payable at such to the Stockholders’ Representative, on behalf of the Holders, pursuant to Section 2.9(b)(ii). The Stockholders’ Representative shall distribute amongst the Holders any and all payments of the Holdback Amount received pursuant to Section 2.9(b)(ii) to the Holders based upon their Pro Rata Percentages as set forth in Schedule 2.5; provided, if any amounts are set-off against the Holdback Amount or the Pending Claim Holdback Amount for any Buyer Indemnitee Losses under Section 9.2(a)(ii) or any breach of any representation, warranty or covenant contained in a Letter of Transmittal, the Stockholders’ Representative shall reduce the amounts that would otherwise be payable from the Holdback Amount to the Principal Stockholder whose breach created such indemnification payment (it being the intent of the Parties, as between the Holders, that such Principal Holder should pay all amounts arising from its breach).

(c)    Satisfaction of Buyer Indemnitees Losses; Set-Off of Financial Statement Delivery Amount and Holdback Amount. Except with respect to the indemnity obligations contained in Section 7.1(a), Section 7.1(b), Section 7.1(c) and Section 7.1(e), any indemnification obligations owed to the Buyer Indemnitees shall be satisfied first by set-off against the Financial Statement Delivery Amount by reducing the Financial Statement Delivery Amount on a dollar for dollar basis by the amount of such indemnification obligations, unless or until the Financial Statement Delivery Amount has been reduced to zero or distributed pursuant to Section 2.9(b)(i). Once the Financial Statement Delivery Amount has been reduced to zero or distributed pursuant to Section 2.9(b)(i), any remaining indemnification obligations shall next be satisfied against the Holdback Amount or the Pending Claim Holdback Amount, as applicable, by reducing the Holdback Amount or the Pending Claim Holdback Amount, as applicable, on a dollar for dollar basis by the amount of such indemnification obligations, unless or until the Holdback Amount, or Pending Claim Holdback Amount, if applicable, has been reduced to zero or distributed pursuant to Sections 2.9(b)(ii). Once the Holdback Amount and the Pending Claim Holdback Amount has been reduced to zero or distributed pursuant to Sections 2.9(b)(ii), any remaining indemnification owing to a Buyer Indemnitee by any Holder pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from such Holder to an account designated in writing by the applicable Buyer Indemnitee.

(d)     Satisfaction of Stockholder Indemnitees Losses. Any indemnification owing to a Stockholder Indemnitee by the Buyer pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from the Buyer to an account designated in writing by the Stockholders’ Representative.

ARTICLE X
ADDITIONAL AGREEMENTS

10.1     Press Releases and Announcements. No press releases or other announcements to the employees, customers or suppliers of the Company related to this Agreement, any Ancillary Agreement or the Transaction shall be issued without the mutual approval of the Buyer and the Stockholders’ Representative; provided, however, that the Buyer may issue a press release after the stock market closes on the Closing Date.

10.2     Further Assurances. The Parties hereto each agree to execute such other documents or agreements or do such other acts as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Buyer agrees to cooperate reasonably with the Stockholders’ Representative, at Stockholders’ Representatives expense, to the extent the Stockholders’ Representative requests access to documents, employees or data in the event that the Stockholders become the subject of an audit or investigation by a Governmental Authority.

10.3     Expenses. Except as otherwise provided herein, the Buyer and the Merger Sub on the one hand and the Company and the Holders on the other hand will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.

10.4     Stockholders’ Representative. Each Principal Stockholder hereby irrevocably constitutes and appoints Andrew Miller, Jr. (the “Stockholders’ Representative”), as such Principal Stockholder’s agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement and any other agreement entered into in connection with this Agreement (including the Ancillary Agreements) or the Transaction, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the Transaction as fully as such Principal Stockholder could if then personally present and acting alone. Without limitation, (i) any communication or other delivery validly delivered to the Stockholders’ Representative shall be deemed to have been validly delivered to each Principal Stockholder, (ii) any consent given or waiver of any provision of this Agreement or any other agreement entered into in connection with this Agreement, by the Stockholders’ Representative shall be binding upon each and every Principal Stockholder, and (iii) except as otherwise provided in Section 11.1, the Stockholders’ Representative is hereby authorized to execute for and on behalf of each Principal Stockholder any amendment to this Agreement or any other agreement entered into in connection with this Agreement. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Principal Stockholder or by operation of law. Neither the Stockholders’ Representative nor any agent employed by it shall incur any Liability to any Principal Stockholder by virtue of the failure or refusal of the Stockholders’ Representative for any reason to consummate the Transaction or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. The Principal Stockholders, jointly and severally, agree to indemnify the Stockholders’ Representative, his successors, assigns, agents, attorneys and affiliates (the “Stockholders’ Representative Parties”) and to hold the Stockholders’ Representative Parties harmless against any and all losses, Liabilities or expenses incurred without bad faith on the part of the Stockholders’ Representative and arising out of or in connection with his duties as Stockholders’ Representative, including the reasonable costs and expenses incurred by the Stockholders’ Representative in defending against any claim or Liability in connection herewith.

10.5     Privacy; Data Protection. Buyer represents and warrants that it concentrates its business in the same industry as the seller. The Buyer agrees that it will (i) treat all consumer or patient information acquired pursuant to this Agreement in accordance with the Company’s privacy policies and statements, (ii) not disclose, sell, or transfer such information to any third party to the extent that such a transfer is not permitted pursuant to the Company’s privacy policies and statements, (iii) notify customers or patients prior to making any material change to the Company’s privacy policies, and (iv) will obtain customer or patient affirmative consent prior to making any material change to the Company’s privacy policy that will apply to any information that had been collected by the Company and/or its former Subsidiaries.

10.6     Confidential Information and Trade Secrets. Each Principal Stockholder understands and agrees that the Confidential Information and Trade Secrets constitute a valuable asset of the Company (and of the Buyer following the Merger) and may not be converted or misappropriated to such Principal Stockholders’ own use following the Merger. Accordingly, each Principal Stockholder hereby agrees that, except as otherwise required by law, it shall not, directly or indirectly, during the Restricted Period, reveal, divulge or disclose to any Person, not expressly authorized by the Buyer, any Confidential Information or Trade Secrets, and each Principal Stockholder shall not, directly or indirectly, during the Restricted Period, make use of any Confidential Information or Trade Secrets in connection with any business activity.

ARTICLE XI
MISCELLANEOUS

11.1     Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, the Buyer, the Merger Sub and the Stockholders’ Representative; provided, however, that any amendment which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders shall also require the written approval of such Principal Stockholder.

11.2     Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Buyer, the Company, the Merger Sub and the Stockholders’ Representative; provided, however, that any waiver which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders, shall also require the written approval of such Principal Stockholder. Any waiver effected pursuant to this Section 11.2 shall be binding. No failure to exercise, and no delay in exercising, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

11.3     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery when personally delivered, (b) one (1) Business Day after being sent by reputable overnight courier service (charges prepaid), (c) if sent by facsimile or electronic transmission, when sent (if received prior to 5:00 PM (local time of the recipient) on a Business Day (or otherwise the next Business Day), or (d) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested). Such notices, demands and other communication shall be sent to the intended recipient as set forth on Schedule 11.3, or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party. All notices, demands and other communications hereunder may be given by any other means (including electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

11.4     Binding Agreement; Assignment. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by the Company without the prior written consent of the Buyer; (ii) by any Principal Stockholder without the prior written consent of the Company and the Buyer; or (iii) by the Buyer without the prior written consent of the Company, except that upon written notice to the Company and the Stockholders’ Representative, the Buyer may (A) make a collateral assignment of its rights hereunder to any lender to the Buyer or any of its Affiliates or (B) assign its rights and obligations hereunder to one or more of its wholly-owned Affiliates so long as the Buyer remains liable for all of its obligations under this Agreement.

11.5     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Upon such determination that any term or provision is illegal, invalid or incapable of being enforced, the Company, the Buyer and the Stockholders’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction may be fulfilled to the extent possible.

11.6     No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.7     Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

11.8     Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto) and the Confidentiality Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof; provided that, this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect.

11.9     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

11.10     Governing Law; Venue.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)     Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing), in the event any dispute arises out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that any action relating to this Agreement or the Transaction shall be brought exclusively in the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing).

11.11     Waiver of Jury Trial.     EACH OF THE BUYER, THE PRINCIPAL STOCKHOLDERS, THE STOCKHOLDERS’ REPRESENTATIVE, ON BEHALF OF THE STOCKHOLDERS, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.12     Parties of Interest. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and, except as provided under Section 7.1 and Article IX, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.13     Exhibits and Schedules. The Exhibits and Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

11.14     Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement(ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (vii) the term “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under any Contract, law, equity or otherwise, (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used and (ix) the “Company’s business” or references to the “business of the Company as currently conducted” (or any variation thereof) means the business of the Company as conducted by the Company and its former Subsidiaries. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

[Signature Pages Follow]

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:                             COMPANY:

Transcend Services, Inc.                     DTS America, Inc.

By: /s/ Larry G. Gerdes                    By: /s/ Andrew Miller, Jr.
Name: Larry G. Gerdes                     Name: Andrew Miller, Jr.
Title: Chief Executive Officer                 Title: Chairman and CEO

MERGER SUB:

DTS Acquisition Corporation
By: /s/ Larry G. Gerdes
Name: Larry G. Gerdes
Title: Chief Executive Officer

STOCKHOLDERS’
REPRESENTATIVE

/s/ Andrew Miller, Jr.
Andrew Miller, Jr.

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PRINCIPAL STOCKHOLDERS:

/s/ Gene Burleson
Gene Burleson

/s/ Andrew Miller, Jr.
Andrew Miller, Jr.

/s/ Philip Ollapally
Philip Ollapally

/s/ Joel Kanter
Joel Kanter

CIBC Trust Company (Bahamas), Ltd.,
as Trustee

By:    /s/ Linda G. Williams
By:    /s/ Schevon V. Miller
Name: Linda G. Williams
Name: Schevon V. Miller
Title: Authorized Signatories

Chicago Private Investments, Inc.

By:    /s/ Joshua S. Kanter

Name: Joshua S. Kanter

Title: President

Kanter Family Foundation

By:    /s/ Joel Kanter

Name: Joel Kanter

Title: President

[SIGNATURES CONTINUE ON NEXT PAGE]

Healthmark Investment Trust

By:    /s/ Andrew Miller, Jr.

Name: Andrew Miller, Jr.

Title: Trustee

Windy City, Inc.

By:    /s/ Joel Kanter

Name: Joel Kanter

Title: President

Schedule I

Allocable Portions

[attached]

Exhibit A

Payment Agent Agreement

[attached]

Exhibit A

Letter of Transmittal

(attached)

Exhibit B

Letter of Transmittal

[attached]